Exhibit 4.1

Final

BOB EVANS FARMS, INC. AND AFFILIATES

401K RETIREMENT PLAN

Effective Date: January 1, 2011

TABLE OF CONTENTS

SECTION 1 - PARTICIPATION		2

1.01	Eligibility Requirements	2
1.02	Service for Eligibility	2
1.03	Effect of Rehire on Prior Eligibility Service	2
1.04	Service with Prior Employer	3

SECTION 2 - CONTRIBUTIONS		4

2.01	Employer Contributions	4
2.02	Section 401(k) Contributions and After-Tax Contributions	4
2.03	Matching Contributions	6
2.04	Rollover Contributions	7
2.05	Direct Transfers	7
2.06	Top Heavy Minimum Required Contribution	8
2.07	Certain Make-up Contributions	8

SECTION 3 - LIMITATIONS ON ALLOCATIONS		10

3.01	Limitations on Annual Additions	10
3.02	Corrective Adjustments	11
3.03	Maximum Section 401(k) Contributions for Highly-Compensated Employees	12
3.04	Maximum After-Tax and Matching Contributions for Highly-Compensated Employees	15

SECTION 4 - PARTICIPANTS’ ACCOUNTS		19

4.01	Establishment of Accounts	19
4.02	Investment of Accounts	19
4.03	Voting of Employer Stock	20

SECTION 5 - VALUATION OF PARTICIPANTS’ ACCOUNTS		21

5.01	Valuations	21
5.02	Method of Adjustment	21

SECTION 6 - RETIREMENT BENEFITS		22

6.01	Eligibility for Retirement	22

SECTION 7 - DEATH BENEFITS		23

7.01	Eligibility for Death Benefit	23
7.02	Designation of Beneficiary	23
7.03	Distribution of Death Benefit	23
7.04	Additional Death Benefit Provisions	24

SECTION 8 - DISABILITY BENEFITS		25

8.01	Amount of Disability Benefit	25
8.02	Determination of Total and Permanent Disability	25

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SECTION 9 - IN-SERVICE DISTRIBUTIONS AND DISTRIBUTIONS UPON SEVERANCE FROM EMPLOYMENT		26

9.01	Amount of Benefits Upon Severance From Employment	26
9.02	In-Service Distributions Upon Attainment Normal Retirement Age	26
9.03	Hardship Distributions	26
9.04	Distribution of After-Tax Contributions	28
9.05	Distribution of Rollover Contributions	28
9.06	Loans	28

SECTION 10 - VESTING		29

10.01	Determination of Vested Benefits	29
10.02	Full Vesting at Normal Retirement Age	29
10.03	Service for Vesting	29
10.04	Effect of Break in Service on Vesting	30
10.05	Forfeitures	30

SECTION 11 - PAYMENT OF BENEFITS		32

11.01	Method of Payment	32
11.02	Timing of Payments	32
11.03	Distributions After Death	35
11.04	Consent and Cash-Out Requirements	37
11.05	Eligible Rollover Distributions	38

SECTION 12 - TRUST AGREEMENT		40

12.01	Description of Trust Agreement	40

SECTION 13 - PLAN ADMINISTRATION		41

13.01	Appointment of Committee	41
13.02	Powers and Duties	41
13.03	Actions by the Committee	42
13.04	Interested Committee Members	42
13.05	Indemnification	42
13.06	Conclusiveness of Action	43
13.07	Payment of Expenses	43

SECTION 14 - AMENDMENT AND TERMINATION		44

14.01	Sponsor’s Right to Amend or Terminate the Plan	44

SECTION 15 - DISTRIBUTIONS ON PLAN TERMINATION		45

15.01	Payment on Plan Termination	45
15.02	Full Vesting on Plan Termination	45
15.03	Discontinuance of Contributions; Partial Termination of Plan	46

SECTION 16 - CREDITORS OF PARTICIPANTS		47

16.01	Non-Assignability	47
16.02	Qualified Domestic Relations Orders	47
16.03	Loans	47

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SECTION 17 - CLAIMS PROCEDURES		49

17.01	Filing a Claim for Benefits	49
17.02	Denial of Claim	50
17.03	Remedies Available to Claimants	50

SECTION 18 - TOP HEAVY RULES		52

18.01	Preamble and Definitions	52
18.02	Top Heavy Ratio	53
18.03	Minimum Contributions	54

SECTION 19 - MISCELLANEOUS		56

19.01	Employer’s Right to Terminate Employees	56
19.02	Gender and Number	56
19.03	Merger, Consolidation or Transfer	56
19.04	Named Fiduciaries	56
19.05	Limitations on Payment; Missing Participant	56
19.06	Limitation on Reversion of Contributions	57
19.07	Additional Service Credits	57
19.08	Uniformed Services Employment and Reemployment Rights Act	58
19.09	Mistakes or Misstatements	58
19.10	Special Rules Under the Securities and Exchange Act of 1934	58

SECTION 20 - ADOPTION BY AFFILIATE OR RELATED EMPLOYER		59

20.01	Adoption by Affiliate or Related Employer	59
20.02	Administration	59
20.03	Common Fund	59
20.04	Withdrawal, Termination and Amendment	59
20.05	Discrimination Testing	60

SECTION 21 - DEFINITIONS		61

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BOB EVANS FARMS, INC. AND AFFILIATES

401K RETIREMENT PLAN

Bob Evans Farms, Inc. hereby adopts, as of the Effective Date, the following amended and restated profit sharing and Section 401(k) plan for the exclusive benefit of the Employer’s eligible Employees and, where applicable, the Beneficiaries of such Employees.

The amendment and restatement of the Plan, together with the Trust Agreement, is intended to comply with the applicable laws, regulations and guidance identified in the 2010 Cumulative List of Changes in Plan Qualification Requirements contained in IRS Notice 2010-90 and applicable to a Cycle A filing. The amendment and restatement of the Plan is also intended to comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

The Plan is being amended and restated effective on and after January 1, 2011.

SECTION 1 - PARTICIPATION

1.01	Eligibility Requirements

Each Employee of the Employer will be enrolled in the Plan on first day of the month (“Entry Date”) following the month on which he is credited with a Year of Eligibility Service, as defined in Section 1.02, and has attained age 19.

Notwithstanding the foregoing, an Employee who was a Participant in the Plan immediately prior to the Effective Date of this amended and restated Plan will remain a Participant on the Effective Date.

An individual who has met the eligibility requirements specified above with the Employer or an Affiliate prior to being classified by the Employer as an Employee will be enrolled in the Plan on the Entry Date immediately following the date he became an Employee.

An individual who ceases to be classified by the Employer as an Employee but who remains actively employed by the Employer or an Affiliate will not be treated as being eligible to receive a distribution from the Plan pursuant to Section 9.01 until his severance from employment from the Employer and all Affiliates.

1.02	Service for Eligibility

An Employee will be credited with a “Year of Eligibility Service” on the day of the Eligibility Computation Period which is 180 days after his Employment Commencement Date and the date he is credited with 1,000 Hours of Service with the Employer or an Affiliate. For clarification purposes, the Entry Date described in Section 1.01 shall immediately follow the date the Employee is credited with 1,000 Hours of Service and 180 days after his Employment Commencement Date, and not the end of the Eligibility Computation Period. An Employee’s “Eligibility Computation Period” is a 12-month period beginning on his Employment Commencement Date or, to the extent necessary, any anniversaries of such Employment Commencement Date.

1.03	Effect of Rehire on Prior Eligibility Service

A former Participant who is reemployed by the Employer following his termination of employment with the Employer and all Affiliates will be enrolled in the Plan on the Entry Date immediately following his reemployment with the Employer, provided that he is classified by the Employer as an Employee on such date. A former Employee who did not satisfy the Plan’s eligibility requirements prior to his termination of employment and who is reemployed by the Employer will be enrolled in the Plan on the Entry Date first following the date he satisfies the eligibility requirements set forth in Section 1.01 above.

1.04	Service with Prior Employer

For the purpose of satisfying the service requirements contained in Section 1.01, an Employee will be given credit for all periods of employment with SWH Corporation, provided that the Employee was employed by SWH Corporation immediately prior to the date SWH Corporation was acquired by the Sponsor.

SECTION 2 - CONTRIBUTIONS

2.01	Employer Contributions

(a) Subject to its right to terminate or amend the Plan and the limitations set forth in Section 3.01, for each Plan Year, the Employer may make Employer Contributions to the Plan for the benefit of each Participant eligible to receive an allocation pursuant to subsection (c) below to be allocated in accordance with subsection (b) below. The amount of Employer Contributions to be paid to the Plan in any year will be such amount as the Sponsor may, in its discretion, determine; provided, however, that in any year, the amount contributed by the Employer will not be greater than the lesser of the limitation set forth in Section 404(a)(3) of the Code or the Sponsor’s net income. For purposes of this section, the term “net income” will mean the dollar amount of net income for the taxable year ending with or within the applicable Plan Year, as set forth on the books and records of the Sponsor, determined in accordance with generally accepted accounting principles consistently applied, but without any deduction for federal or state taxes on such income and prior to contributions made by the Sponsor to the Plan. Allocations of Employer Contributions may be made separately for separate groups of divisions of eligible Participants.

(b) For each Plan Year, Employer Contributions and Forfeitures will be allocated among the Employer Contribution Accounts of all Participants who are eligible to receive an allocation for such year in the proportion in which the Compensation of each eligible Participant for such year bears to the total compensation of all eligible Participants for such year. Subsection (b) and (c) may be applied separately for separate groups or divisions of eligible Participants.

(c) A Participant is eligible to receive an allocation pursuant to this Section 2.01 for a Plan Year if the Participant, while an Employee, is credited with at least 1,000 Hours of Service with the Employer during such year and is employed by the Employer on the last day of such year.

2.02	Section 401(k) Contributions and After-Tax Contributions

(a) A Participant is entitled to make or modify an Enrollment Election with regard to Section 401(k) Contributions as of the payroll period coinciding with or first following the date he becomes first eligible to participate in the Plan. The Enrollment Election will provide for the designation of the amount specified by the Participant of not more than 25 percent of Compensation, and a corresponding contribution of such amount to the Plan by the Employer as a Section 401(k) Contribution that will be allocated to the Participant’s Section 401(k) Account. A Participant may modify or stop his Section 401(k) Contributions by completing an Enrollment Election, to be effective as of the payroll date coinciding with or first following the first of any month.

Effective on and after July 1, 2009, only Participants who are tipped employees employed by the restaurant division of Bob Evans Farms, Inc. or SWH Corporation (“Servers or Bartenders”) may elect to make After-Tax Contributions to the Plan. If the amount of

Compensation of a Server or Bartender after reduction for all payroll deductions and determined in accordance with the payroll practices of the Plan is not sufficient to provide for the entire amount of a payroll period’s Enrollment Election to be taken out on a pre-tax basis, the Participant’s available Compensation shall be deemed to be contributed to the Plan on an after-tax basis and treated as an After-tax Contribution. If the amount of Compensation of any other Participant not mentioned in the preceding sentence after reduction for all payroll deductions and determined in accordance with the payroll practices of the Plan is not sufficient to provide for the entire amount of a payroll period’s Enrollment Election to be taken out on a pre-tax basis, no Participant Section 401(k) Contributions shall be made to the Plan on behalf of such Participant for such payroll period.

The Plan Administrator may establish rules and regulations that provide for the receipt of such Enrollment Election by not later than the date(s) specified by the Plan Administrator in order for such election to be processed by the date(s) specified above. The Plan Administrator may further limit the amount of Section 401(k) Contributions and After-Tax Contributions that a Participant or a Highly-Compensated Employee may make during a Plan Year in order to comply with the limitations set forth in Section 3.

In lieu of the completion of an Enrollment Election, the Plan Administrator will elect on behalf of each newly hired or rehired Employee to have 2% of his Compensation contributed to the Plan, with such amount commencing as soon as administratively practicable. Contributions will generally begin within approximately 30 days after the date the Employee becomes enrolled in the Plan, and will treat such amounts as Section 401(k) Contributions made by the Employer on behalf of such Employee. Under this automatic enrollment arrangement, the Plan will provide the Employee with a notice written in a manner calculated to be understood by an average Employee for whom the automatic election applies which contains:

(i)	an explanation of the automatic enrollment election and amount, the Employee’s right to change or revoke the election and the procedures and timing requirements for changing or revoking the election; and

(ii)	an explanation of how contributions made on the Employee’s behalf will be invested if the Employee does not direct his Account.

The notice described above shall be provided to the Employee prior to the date on which the Employee’s deferrals will commence under this paragraph, and, to the extent that the Employee has not changed or revoked the automatic election, the notice shall be provided to the Employee prior to the beginning of each Plan Year.

(b) The Sponsor may in its sole discretion make fully vested qualified non-elective contributions to the Plan that will be allocated to separate accounts of one or more Participants who are Non-Highly-Compensated Employees in such amounts as the Employer directs, but limited to amounts that will not be treated as disproportionate contributions as defined in Treasury Regulation 1.401(k)-2(a)(6)(iv)(B) or 1.401(m)-2(a)(6)(v). Subject to the restrictions set forth in the preceding sentence, the Employer may also separately make fully vested qualified non-elective contributions to the Plan which will be allocated to the separate accounts of one or more Participants consisting of a flat dollar amount. Such contributions will be taken into account in computing Participants’ deferrals and contribution percentages as further described in Section 3. The amounts allocated to each such Participant pursuant to this subsection (b) may not be distributed prior to the date the Plan permits a Participant’s Section 401(k) Contributions to be distributed. Qualified non-elective contributions shall be made to the Plan not later than by the end of the 12-month period immediately following the Plan Year to which such contributions relates.

(c) An actively employed Participant who has attained or will attain age 50 by the last day of any calendar year and who is prevented from making additional Section 401(k) Contributions to the Plan for a Plan Year as a result of a Plan limitation on the amount or percentage of such contributions the Participant may make for a Plan Year, the limitations imposed by Section 3 of the Plan (other than the limitations on the amount of Catch-up Contributions a Participant may make to the Plan) or any other applicable Plan limitation, may make Section 401(k) Contributions to the Plan in excess of such limitations, with such contributions being referred to as “Catch-up Contributions.”

Catch-up Contributions shall not be subject to the otherwise applicable limitations described in Sections 401(a)(30), 401(k)(3), 404(h), 410(b), 415 or 416 of the Code, or any other applicable limitation for the relevant Plan Year, Limitation Year or calendar year for which such contribution is credited.

The provision of this paragraph (c) shall be applicable on an equivalent basis to all Participants in the Plan who are eligible to make Section 401(k) Contributions and to similarly situated participants in any other plan sponsored by an Employer or Affiliate that provides for elective deferrals under a “qualified cash or deferred arrangement” (within the meaning of Treasury Regulation 1.401(k)-1(a)(4)).

(d) Section 401(k) Contributions and After-Tax Contributions will be contributed by the Employer to the Trustee not later than the time period set forth in Department of Labor Regulation 2510.3-102.

2.03	Matching Contributions

(a) The Sponsor will make Matching Contributions to the Matching Contribution Account of each Participant for whom a Section 401(k) Contribution or After-Tax Contribution (excluding Catch-up Contributions) is made during the Plan Year and who is employed on the last day of such Plan Year in accordance with subsection (b) below. However, no Matching Contributions shall be applied to a Participant’s Matching Contribution Account where After-Tax Contributions are to be matched and the After-Tax Contributions have been withdrawn prior to the last day of the applicable Plan Year.

(b) The amount of Matching Contributions made on behalf of each eligible Participant will equal the Matching Contribution rate or rates in effect during the Plan Year as applied to the Participant’s Section 401(k) Contributions or After-Tax Contributions for the Plan

Year or such greater or lesser amounts as the Sponsor determines prior to the date on which Matching Contributions are required to be made. The Sponsor may establish for any Plan Year a Matching Contribution rate which consists of (i) the maximum number of percentage points of Compensation for which Matching Contributions will be made; and (ii) the rate, or the method for determining the rate, at which Matching Contributions will be made with respect to such percentage points of Compensation. The rate of Matching Contributions may be determined separately for separate groups or divisions of eligible Participants. Matching Contributions shall be contributed to the Trustee as soon as is administratively practicable after the end of the Plan Year, and allocated as of the end of the applicable Plan Year.

(c) The Sponsor may in its sole discretion make fully vested qualified matching contributions to the Plan which will be allocated to the Matching Contribution Accounts (provided that Participants’ Matching Contribution Accounts are subject to the distribution provisions set forth in Section 401(k)(2)(B) of the Code) or to a separate qualified matching contribution account of one or more Participants who are Non-Highly-Compensated Employees in such amounts as the Employer directs for the purpose of complying with the applicable limitations on Matching Contributions set forth in Section 3. The Employer may limit contributions pursuant to this Section to participants who are entitled to receive a Matching Contribution pursuant to subsection (b) above. The amount of qualified matching contributions are limited to amounts that will not be treated as disproportionate contributions as defined in Treasury Regulation 1.401(m)-2(a)(6)(v). The amounts allocated to such Participants pursuant to this subsection (c) must be made not later than by the end of the 12-month period immediately following the Plan Year to which such contributions relate.

2.04	Rollover Contributions

Subject to the Plan Administrator’s reasonable determination that a Rollover Contribution meets the requirements of Section 402(c) of the Code; and, except as provided below, a Participant who is employed by the Employer may contribute to the Plan, as a Rollover Contribution, a distribution from an “eligible retirement plan” within the meaning of Code Section 402(c)(4). Amounts from a Roth IRA or after-tax contributions from a traditional IRA or a simplified employee pension may not be rolled over to the Plan. Roth contributions from a qualified plan may also not be rolled over to the Plan. Amounts so rolled over will be credited to and maintained in the Participant’s Rollover Account. Amounts transferred directly from another eligible retirement plan to the Plan pursuant to Section 401(a)(31) of the Code will be treated as a Rollover Contribution.

In addition, an Employee, prior to the date he becomes a Participant, may make a Rollover Contribution in accordance with the terms and conditions set forth in the preceding paragraph, and, if made, will be treated as a Participant with respect to his Rollover Account.

2.05	Direct Transfers

The Plan Administrator may authorize the merger, consolidation or transfer of a Participant’s Account to another qualified plan. The Plan Administrator may also authorize the receipt of a Participant’s account held by another plan and received by the Plan as a result of merger, consolidation or transfer.

Transfers from the Plan or received by the Plan may include plan-to-plan transfers, transfers made in accordance with Code Section 411(d)(6)(D) and elective transfers within the meaning of Treasury Regulation 1.411(d)-4, Q&A-3(b).

Amounts received by the Plan pursuant to this section will be allocated to a Participant’s transfer account or the accounts specified by the Plan Administrator. To the extent required by Code Section 411(d)(6), the Plan will preserve the forms of benefit relating to that portion of a Participant’s Account acquired pursuant to this section and will specify such forms in the Plan or an amendment to the Plan. To the extent that the transferred amounts consist of salary deferral contributions pursuant to Section 401(k) of the Code, such amounts may not be distributed from the Plan prior to the time Section 401(k) Contributions may be distributed from the Plan.

Effective on or as soon as administratively practicable after January 1, 2005, the assets of the Mimi’s Café 401(k) Savings Plan were transferred to this Plan.

2.06	Top Heavy Minimum Required Contribution

If, for any Plan Year, the Plan is a “Top Heavy Plan” (as defined in Section 18.01(f)), the Employer may be required to make contributions to the Accounts of certain “Non-Key Employees” (as defined in Section 18.01(b) of the Plan) in accordance with Section 18 of the Plan.

2.07	Certain Make-up Contributions

(a) A Participant who is absent from active employment with the Employer by reason of service in the “uniformed services” (as defined in Chapter 43 of Title 38 of the United States Code) will be permitted, upon returning to active employment, to the extent such Participant’s reemployment rights under the Plan are protected by the Uniformed Services Employment and Reemployment Rights Act, to make additional Section 401(k) Contributions or After-Tax Contributions (hereinafter referred to as “make-up contributions”) of an amount not greater than the maximum amount of contributions that the Participant would have been permitted to make had the Participant been actively employed by the Employer and eligible to make Section 401(k) Contributions or After-tax Contributions during his period of Qualified Military Service. Such a Participant will be permitted to make make-up contributions during a period that begins on the date that the Participant returned to active employment with the Employer and ends on the date that is the lesser of: (i) the product of three and the period of Qualified Military Service immediately prior to the Participant’s date of return to active employment; and (ii) five years.

The Employer will make Matching Contributions to the Matching Contribution Account of the Participant equal to the amount of Matching Contributions that would have been allocated to such Participant had the make-up contributions been made during the period of Qualified Military Service.

No earnings will be credited by the Plan to a Participant’s Account with respect to make-up contributions until received by the Trust.

(b) Make-up contributions will not be subject to the limitations set forth in Section 3 of the Plan with respect to the year such amounts were made; however, such amounts will be subject to the limitations set forth in Section 3 of the Plan with respect to the year in which such amounts relate in accordance with rules promulgated by the Secretary of the Treasury. In addition, a Participant’s contributions made pursuant to this section will have no effect on the determination of a Participant’s deferral percentage or contribution percentage determined pursuant to Section 3.

SECTION 3 - LIMITATIONS ON ALLOCATIONS

3.01	Limitations on Annual Additions

(a) Annual Additions to each Participant’s Account will not exceed the lesser of (i) the dollar limitation set forth in Code Section 415(c)(1)(A) as adjusted by Code Section 415(d); or (ii) 100% of the Participant’s “Section 415 Limit Compensation” paid or made available for the applicable Limitation Year. If the Annual Additions allocated to a Participant’s Account for a Limitation Year is in excess of the limitations set forth in this paragraph, such excess will be considered an “excess Annual Addition.”

For the purpose of this section, Section 415 Limit Compensation means wages, within the meaning of Section 3401(a) of the Code, and all other payments of compensation to an Employee by the Employer during the Plan Year (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Employee a written statement under Sections 6041(d), 6051(a)(3) and 6052. Compensation shall be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code).

Section 415 Compensation will also include “elective deferrals,” as such term is defined by Section 402(g)(3) of the Code, and amounts contributed or deferred at the election of the Participant by the Employer that are not includable in the gross income of the Participant by reason of Section 125, Section 132(f) or Section 457 of the Code. Section 415 Limit Compensation shall not include contributions to a Participant’s Account for medical benefits (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) after a Participant’s separation from service, notwithstanding the fact that such contributions may otherwise be treated as Annual Additions. Amounts payable to a Participant under an arrangement pursuant to Section 125 of the Code shall include the amount of compensation not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount payable under an arrangement under Section 125 of the Code only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

(b) For Limitation Years beginning on and after January 1, 2007, except as provided below, the following amounts otherwise meeting the definition of Section 415 Compensation may only be treated as Section 415 Compensation if such amounts are paid by the later of 2 1⁄2 months after “severance from employment” [within the meaning of Treasury Regulation 1.415(a)-1(f)(5)] from the Employer or the end of the Limitation Year that includes the date of severance from employment from the Employer:

(i)

regular payments received by the Participant after severance of employment if (A) the payments are regular compensation for services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments; and (B) the payments would have been paid to the Participant prior to severance from employment if the Participant had continued in employment with the Employer.

(ii)	payment for unused accrued bona fide sick, vacation or other leave received after severance from employment, but only if the Participant would have been able to use the leave if his employment continued and such amounts would have been included in the definition of compensation if the amounts were paid prior to the Participant’s severance from employment.

Notwithstanding the foregoing, Section 415 Compensation shall include, regardless of whether paid within the time period specified above, payments to an individual who does not currently perform services for the Employer by reason of Qualified Military Service to the extent that the payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering into Qualified Military Service.

Notwithstanding the foregoing, Section 415 Compensation shall not include the following amounts: (A) amounts paid to a Participant who is permanently and totally disabled [as defined in Code Section 22(e)(3)]; (B) amounts that are treated as severance pay or parachute payments [within the meaning of Code Section 280G(b)(2)] if paid after severance from employment; or (C) payments under a nonqualified unfunded deferred compensation plan which are paid after severance from employment.

For Limitation Years beginning on or after July 1, 2007, Section 415 Compensation shall be subject to the dollar limitation set forth in Code Section 401(a)(17)(A), as adjusted by 401(a)(17)(B).

If a Plan is terminated effective as of a date other than the last day of the Plan’s Limitation Year, the Plan is treated for purposes of this section as if the Plan was amended to change its Limitation Year. As a result of this deemed amendment, the Section 415(c)(1)(A) dollar limit must be prorated under the short Limitation Year rules.

(c) The Plan shall incorporate by reference the provisions of Section 415 of the Code and final regulations thereunder to the extent not set forth above.

3.02	Corrective Adjustments

If excess Annual Additions are the result of Annual Additions to more than one plan of an Employer or Affiliate, the excess Annual Additions shall first be taken from this Plan. Notwithstanding Section 3.01, excess Annual Additions shall be corrected in the manner permitted by the Internal Revenue Service in accordance with its Employee Plans Compliance Resolution System, as set forth in Rev. Proc. 2008-50, or other successor guidance.

3.03	Maximum Section 401(k) Contributions for Highly-Compensated Employees

(a) For each calendar year, the Section 401(k) Contributions made by a Participant, excluding amounts treated as excess Annual Additions pursuant to Section 3.02 or amounts treated as Catch-up Contributions, shall not exceed the dollar limitation set forth in Section 402(g)(1) of the Code, as adjusted by Section 402(g)(4) of the Code. Catch-up Contributions made by a Participant shall not exceed the dollar limitation set forth in Code Section 414(v)(2)(B) (as adjusted in accordance with Code Section 414(v)(2)(C)) or the limitation described in Code Section 414(v)(2)(A)(ii).

If a Participant’s Section 401(k) Contributions (including Catch-up Contributions), combined with elective deferrals to other plans which are required to be aggregated with this Plan for the purpose of determining the limitations set forth in the preceding paragraph, exceed either of the limitations described in the preceding paragraph, the Participant may assign to the Plan any portion of the amount in excess of the applicable limitations (“excess deferrals”) by notifying the Plan Administrator in writing of the amounts to be treated as an excess deferral by March 1st of the year following the calendar year in which the excess relates. The amount of excess deferrals that is required to be distributed to a Participant for a taxable year will be reduced by any excess contributions (as defined in subsection (g) below) previously distributed to the Participant for the Plan Year beginning with or within the taxable year. Notwithstanding the foregoing, a Participant is not required to notify the Plan with regard to excess deferrals that arose solely from Section 401(k) Contributions and Catch-up Contributions to the Plan and elective deferrals to other plans sponsored by the Employer or its Affiliates. The amount of excess deferrals, and allocable income, will be distributed to the Participant no later than the April 15 of the calendar year first following the calendar year in which the excess deferrals arose. For this purpose, “income” will be determined by including the Participant’s share of the allocable gain or loss on the deferrals made by the Participant during the calendar year in which such excess is attributable. The allocable gain or loss will be calculated under one of the methods set forth in Treasury Regulation 1.402(g)-1(e)(5)(ii) or (iii), with one such method being applied consistently to all affected Participants. For calendar years commencing on or after January 1, 2007, gain or loss shall not include the allocable gain or loss for the period between the end of the calendar year and the date of distribution to the Participant.

(b) For a Plan Year, the deferral percentage for eligible Highly-Compensated Employees will not exceed the greater of (i) 125% of the deferral percentage for eligible Non-Highly-Compensated Employees; or (ii) the lesser of (A) 200% of the deferral percentage for eligible Non-Highly-Compensated Employees; or (B) the deferral percentage for eligible Non-Highly-Compensated Employees plus two percentage points. The calculation shall be computed to the nearest hundredth of a percentage point. The Plan will not fail to satisfy the requirements of this subsection (b) to the extent that all eligible employees under the Plan for a Plan Year are Highly-Compensated Employees. The limitation of this subsection (b) shall apply separately to groups of Highly-Compensated and Non-Highly-Compensated Employees (i) if such employees are required by Code Section 401(k) or applicable regulations thereunder to be disaggregated, or (ii) to the extent such groups may permissibly be disaggregated and the Plan Administrator elects to apply the deferral percentage test separately to such groups of employees. Plans may be aggregated in accordance with this subsection only if they have the same deferral percentage testing method. To this end, the portion of a Plan covering Participants who are members of a collective bargaining unit must be disaggregated from the portion of the Plan covering non-collectively bargained employees. However, if the Plan covers two or more separate collective bargaining units, the Plan may treat such units as a single collective bargaining unit. To the extent not set forth above, the aggregation and restructuring rules of Treasury Regulation 1.401(k)-1(b)(4) are hereby incorporated by reference.

If the Plan Administrator elects to apply Code Section 410(b)(4)(B) in determining whether the cash or deferred arrangement meets the requirements set forth in Code Section 410(b)(1), the Plan Administrator may exclude from consideration, in determining whether the arrangement meets the requirements of this subsection (b), all eligible Participants (other than Highly-Compensated Employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A). The Plan may also be disaggregated into separate plans where deferral percentages are determined separately for all eligible Participants who have completed the minimum age and service requirements of Code Section 410(a)(1)(A) and for all eligible Participants who have not completed such minimum age and service requirements.

(c) For the purpose of this subsection (c), the “deferral percentage” for eligible Highly-Compensated Employees and eligible Non-Highly-Compensated Employees is the average of the ratios (calculated separately for each person in either the Highly- or Non-Highly-Compensated Employee group) of (i) the Section 401(k) Contributions paid under the Plan on behalf of each such eligible Employee for the applicable plan year (as adjusted in accordance with the following sentences) divided by (ii) the Employee’s Compensation earned during the period during the Plan Year that the Employee was a Participant. Amounts described in paragraph (c)(i) above shall exclude: (A) amounts treated as excess deferrals of Non-Highly-Compensated Employees; (B) Section 401(k) Contributions not paid to the Trust within 12 months after the end of the applicable Plan Year; (C) Catch-up Contributions made in excess of an Employer provided limit or a statutory limit; and (D) other amounts described in Treasury Regulation 1.401(k)-2(a)(4)(i). Amounts described in paragraph (c)(i) above shall include: (D) qualified non-elective contributions contributed in accordance with Section 2 of the Plan and Matching Contributions that the Plan Administrator elects to treat as Section 401(k) Contributions; and (E) excess deferrals of Highly-Compensated Employees that arise solely from Section 401(k) Contributions made under this Plan or other plans of the Employer. However, qualified non-elective contributions that are taken into account under the current year testing method for a year may not be taken into account to the extent that the Plan adopts the prior year testing method for the following year.

The calculation shall be computed to the nearest hundredth of a percentage point. Catch-up Contributions deferred by a Participant in accordance with Section 414(v) of the Code, Section 401(k) Contributions recharacterized by the Plan as Catch-up Contributions in accordance with the following subsection (g) below, and Section 401(k) Contributions made for periods of Qualified Military Service will also not be included in determining a Participant’s deferral percentage. The deferral percentage for a Participant who is a Highly-Compensated Employee for the Plan Year and who is eligible to have Section 401(k) Contributions allocated under two or more plans that are maintained by the Employer shall be determined as if such

Section 401(k) Contributions are made under each plan. If the plans mentioned in the preceding sentence have different plan years, then all elective contributions made to all such plans during the Plan Year being tested shall be treated as Section 401(k) Contributions under this Plan without regard to the plan years of the other plans.

For the purpose of this subsection (c), “applicable plan year” means, for the group of eligible Highly-Compensated Employees described in subsection (b) above, the current Plan Year; and for the group of eligible Non-Highly-Compensated Employees described in subsection (b) above, either the current Plan Year or the immediately preceding Plan Year, as specified below. To the extent the Plan provides that the applicable Plan Year is the current Plan Year for the eligible group of Non-Highly-Compensated Employees, the Sponsor may only amend such testing method to provide for testing based on the immediately preceding Plan Year if the Plan has used the current Plan Year method for each of the preceding five Plan Years (or if less, the number of Plan Years that the Plan has been in existence) or if, as a result of a merger or acquisition described in Code Section 410(b)(6)(D)(i), the Employer maintains both a plan using the current Plan Year method and the immediately preceding Plan Year method, and the change is made within the transition period described in Code Section 410(b)(6)(ii). The testing method selected in this paragraph for the eligible group of Non-Highly-Compensated Employees is the immediately preceding Plan Year method.

(d) In determining whether the Plan satisfies the deferral percentage test set forth in subsection (c) above, all Section 401(k) Contributions that are made under any other plan or plans that are required to be aggregated with the Plan for the purpose of satisfying Code Sections 401(k), 401(a)(4) or 410(b) shall be included in the deferral percentage test.

(e) For the purpose of this section, an Employee will be treated as either an eligible Highly-Compensated Employee or an eligible Non-Highly-Compensated Employee for a Plan Year if such person was eligible to make Section 401(k) Contributions to the Plan for any portion of the Plan Year.

(f) The Plan will not be treated as failing to meet the requirements of this section for any Plan Year if, before the close of the following Plan Year (and if practical, to avoid certain excise taxes, before the close of the first 2 1⁄2 months of the following Plan Year), the amount of excess contributions, and the income allocable to such contributions, is distributed. For this purpose, “income” allocable to excess contributions will be determined by including the Participant’s share of the allocable gain or loss on such Section 401(k) Contributions for the Plan Year in which the excess contribution arose. The allocable gain or loss will be calculated under one of the methods set forth in Treasury Regulation 1.401(k)-1(f)(4)(ii)(B) or (C), with one such method being applied consistently to all affected Participants. Notwithstanding the foregoing, for Plan Years commencing on or after January 1, 2007, gain or loss shall not include the allocable gain or loss for the period between the end of the Plan Year and the date of distribution to the Participant.

(g) Any distribution of excess contributions for any Plan Year will be made to Highly-Compensated Employees determined by allocating such amounts to the Highly-Compensated Employees with the largest deferral percentage dollar amounts, beginning with the

Highly-Compensated Employees with the largest amount and continuing in descending order to the Highly-Compensated Employee with the next highest dollar amount, etc., until all of the excess contributions have been allocated. For purposes of this section, the term “excess contributions” will mean, with respect to any Plan Year, the excess of (i) the amount of contributions made on behalf of Highly-Compensated Employees for such year which are included in the deferral percentage; over (ii) the maximum amount of such contributions permitted under Section 3.03(b) of the Plan, determined by hypothetically reducing deferrals made on behalf of Highly-Compensated Employees in order of their deferral percentages, beginning with the highest of such percentages. Excess contributions and income allocated to a Participant will be reduced by excess deferrals previously distributed to the Participant for the taxable year ending with or within the Plan Year in which such excess contributions relate. The Plan shall first recharacterize excess contributions of a Highly-Compensated Employee as Catch-up Contributions made by such Highly-Compensated Employee, and treat such excess contributions so recharacterized as being distributed in accordance with this subsection (g), subject to the applicable limitations on Catch-up Contributions set forth in Section 414(v) of the Code.

3.04	Maximum After-Tax and Matching Contributions for Highly-Compensated Employees

(a) For a Plan Year, the contribution percentage for eligible Highly-Compensated Employees will not exceed the greater of (i) 125% of the contribution percentage for eligible Non-Highly-Compensated Employees; or (ii) the lesser of (A) 200% of the contribution percentage for eligible Non-Highly-Compensated Employees; or (B) the contribution percentage for eligible Non-Highly-Compensated Employees plus two percentage points. The calculation shall be computed to the nearest hundredth of a percentage point. The Plan will not fail to satisfy the requirements of this subsection (a) to the extent that all eligible employees under the Plan for a Plan Year are Highly-Compensated Employees. The limitation of this subsection (a) shall apply separately to groups of Highly-Compensated and Non-Highly-Compensated Employees if (i) such employees are required by Code Section 401(m) or applicable regulations thereunder to be disaggregated, or (ii) to the extent such groups may be permissibly disaggregated and the Plan Administrator elects to apply the contribution percentage test separately to such groups of employees. Plans may be aggregated in accordance with this subsection only if they have the same contribution percentage testing method. The aggregation and restructuring rules of Treasury Regulation 1.401(m)-1(a)(4) are hereby incorporated by reference. The requirements of this subsection shall be treated as being satisfied if contributions are made for collectively bargained employees and the Plan (or portion of such plan) automatically satisfies Section 410(b) of the Code.

If the Plan Administrator elects to apply Code Section 410(b)(4)(B) in determining whether the contributions described in this section meet the requirements set forth in Code Section 410(b)(1), the Plan Administrator may exclude from consideration, in determining whether the arrangement meets the requirements of this subsection (a), all eligible Participants (other than Highly-Compensated Employees) who have not met the minimum age and service requirements of Code Section 410(a)(1)(A). The Plan may also be disaggregated into separate plans whereby contribution percentages are determined separately for all eligible Participants who have completed the minimum age and service requirements of Code Section 410(a)(1)(A) and for all eligible Participants who have not completed such minimum age and service requirements.

(b) For purposes of this section, the “contribution percentage” for eligible Highly-Compensated Employees and eligible Non-Highly-Compensated Employees is the average of the ratios (calculated separately for each person in either the Highly- or Non-Highly-Compensated Employee group) of (i) the After-Tax Contributions and Matching Contributions (including qualified matching contributions and qualified non-elective contributions contributed to the Plan which are not used to satisfy the deferral percentage test) paid under the Plan on behalf of each such eligible Employee for the applicable plan year, and the portion of a Participant’s Section 401(k) Contributions if any, that are not required to be used to satisfy the deferral percentage test; divided by (ii) the Employee’s Compensation for the period during the Plan Year that the Employee was a Participant. The calculation shall be computed to the nearest hundredth of a percentage point.

Notwithstanding the foregoing, the following Matching Contributions shall not be taken into account in determining a Participant’s contribution percentage:

(i)	Matching Contributions attributable to a Participant’s period of Qualified Military Service;

(ii)	Matching Contributions that are forfeited in order to correct excess aggregate contributions or because the contributions to which they relate are excess deferrals, excess contributions or excess aggregate contributions; and

(iii)	Disproportionate matching contribution (as defined in Treasury Regulation 1.401(m)-2(a)(5)(ii)) and disproportionate qualified non-elective contributions (as defined in Treasury Regulation 1.401(m)-2(a)(6)(v)).

Notwithstanding the foregoing, Forfeitures, if any, which are allocated to a Participant’s Matching Contribution Account shall be taken into account in determining a Participant’s contribution percentage.

The contribution percentage for a Participant who is a Highly-Compensated Employee for the Plan Year and who is eligible to have Matching Contributions or After-Tax Contributions allocated under two or more plans that are maintained by the Employer shall be determined as if such contributions are made under each plan. If the plans mentioned in the preceding sentence have different plan years, then all elective contributions made to all such plans during the Plan Year being tested shall be treated as Matching Contributions under this Plan without regard to the plan years of the other plans.

For the purpose of this subsection (b), “applicable plan year” means, for the group of eligible Highly-Compensated Employees described in subsection (a) above, the current Plan Year, and for the group of eligible Non-Highly-Compensated Employees described in subsection (a) above, either the current Plan Year or the immediately preceding Plan Year, as specified below. To the extent the Plan provides that the applicable plan year is the current Plan Year for the eligible group of Non-Highly-Compensated Employees, the Sponsor may only amend such testing method to provide for testing based on the immediately preceding Plan Year only if the Plan has used the current Plan Year method for each of the preceding five Plan Years (or if less, the number of Plan Years that the Plan has been in existence) or if, as a result of a merger or acquisition described in Code Section 410(b)(6)(D)(i), the Employer maintains both a plan using the current Plan Year method and the prior Plan Year method and the change is made within the transition period described in Code Section 410(b)(6)(ii). The testing method selected in this paragraph for the eligible group of Non-Highly-Compensated Employees is the immediately preceding Plan Year method.

(c) In determining whether the Plan satisfies the contribution percentage test set forth in subsection (b) above, all contributions described in subsection (b) above that are made by or on behalf of Participants under any other plan or plans that are required to be aggregated with the Plan for purposes of satisfying Code Sections 401(m), 401(a)(4) or 410(b) shall be included in the contribution percentage test. Plans are required to be aggregated in accordance with this subsection only if they use the same contribution percentage testing method.

(d) For the purpose of this section, an Employee will be treated as either an eligible Highly-Compensated Employee or an Eligible Non-Highly-Compensated Employee for a Plan Year if such person was eligible to make After-Tax Contributions and receive Matching Contributions to the Plan for the Plan Year (assuming such person has satisfied the requirements to receive a Matching Contribution for the Plan Year, as set forth in Section 2.03).

(e) The Plan will not be treated as failing to meet the requirements of this section for any Plan Year if, before the close of the following Plan Year (and if practical, to avoid certain excise taxes, before the close of the first 2 1⁄2 months of the following Plan Year), the amount of the excess aggregate contributions for such Plan Year and any income allocable to such contributions is forfeited and used to reduce subsequent contributions by the Employer, if forfeitable, or if not forfeitable, distributed to the applicable Highly-Compensated Employee not later than the last day of the Plan Year following the Plan Year to which such excess aggregate contributions relates. For this purpose, “income” will mean the sum of the allocable gain or loss on such contributions for the Plan Year in which the excess aggregate contribution arose. The allocable gain or loss will be calculated under one of the methods set forth in Treasury Regulation 1.401(m)-1(e)(3)(ii)(B) or (C), with one such method being applied consistently to all affected Participants. For Plan Years commencing on or after January 1, 2007, gain or loss shall not include the allocable gain or loss for the period between the end of the Plan Year and the date of distribution to the Participant.

(f) Any distribution of excess aggregate contributions for any Plan Year will be made to Highly-Compensated Employees determined by allocating such amounts to the Highly-Compensated Employees with the largest excess contribution percentage dollar amounts, beginning with the Highly-Compensated Employee with the largest dollar amount and continuing in descending order to the Highly-Compensated Employee with the next highest dollar amount, etc., until all of the excess aggregate contributions have been allocated. For purposes of this subsection, the term “excess aggregate contributions” will mean, with respect to a Plan Year, the excess of (i) the aggregate amount of the After-Tax Contributions and Matching Contributions actually made on behalf of Highly-Compensated Employees for such Plan Year, over (ii) the maximum amount of such contributions permitted under the contribution percentage requirement described in subsection (a) above, determined by hypothetically reducing the contributions made on behalf of Highly-Compensated Employees in order of their contribution percentages, beginning with the highest contribution percentage. Such determination shall be made after first reducing the amount of excess aggregate contributions by the amount of excess deferrals previously distributed.

SECTION 4 - PARTICIPANTS’ ACCOUNTS

4.01	Establishment of Accounts

The Plan Administrator will establish and maintain, to the extent necessary, the following Accounts for each Participant: an Employer Contribution Account, a Matching Contribution Account, a Base Contribution Account (to hold qualified non-elective contributions), a Section 401(k) Account, Profit Sharing Account (to hold previously made profit sharing contributions), an After-Tax Account, and a Rollover Account. The Plan Administrator may also establish other accounts as it deems necessary for the proper administration of the Plan. All of the preceding accounts maintained for a Participant will be referred to in the aggregate as the Participant’s “Account.”

4.02	Investment of Accounts

The Plan Administrator will establish and maintain three or more investment funds for the investment of a Participant’s or Beneficiary’s Account. One such fund may be an employer stock fund consisting of common stock of the Employer and cash or cash equivalents as needed to meet the obligations of the fund. The Plan Administrator has the authority to direct the Trustee to merge, modify or delete any existing investment funds or to create additional investment funds. Each sum credited to a Participant’s or Beneficiary’s directed account(s) will be invested by the Trustee in such investment funds through directions given by the Participant or Beneficiary to the Plan Administrator (or, if permitted by the Plan Administrator, to any person or entity designated by the Plan Administrator) and such person will have the opportunity to obtain written confirmation of such instructions. The Plan Administrator may establish procedures and limitations with regard to the investment of directed accounts, including limiting the maximum amounts that may be contributed to or invested by a Participant in any investment fund, or specifying the day or dates during the Plan Year in which a Participant or Beneficiary may make or change his investment direction and any deadlines necessary to timely process a Participant’s investment direction. As of the Effective Date, a Participant or Beneficiary may make or change an investment direction, subject to any additional restrictions as the investment funds or investment option may provide, as of each day a public stock exchange in which any assets of the Plan are invested is open for business.

The Plan Administrator may permit a Participant or Beneficiary to direct the investment of his Account by written instructions to the Plan Administrator, by instructions made through the Internet, by telephone or through the use of any electronic means not prohibited by the Internal Revenue Service or the Department of Labor, and to receive all information necessary to make such investment instructions in a similar manner. The Plan Administrator may limit the methods used by the Participant or Beneficiary to one or more of the methods described in this paragraph.

If a Participant or Beneficiary fails to direct his Account, such Account will be directed by the Trustee into one of the default investment options offered under the Plan, as specified by the Plan Administrator.

For Plan Years commencing on or after January 1, 2007, the Plan shall permit a Participant or Beneficiary to diversify that portion of his Section 401(k) Contribution Account holding employer securities [within the meaning of Section 407(d)(1) of ERISA at periodic, reasonable times no less frequently than quarterly and in accordance with Code 401(a)(35) and applicable guidance thereunder. The Plan shall permit a Participant or Beneficiary to diversify that portion of his Employer Contribution Account or Matching Contribution Account (other than Section 401(k) Contributions) which is invested is employer securities at periodic, reasonable, times no less frequently than quarterly after such Participant or Beneficiary has been credited with at least three “years of service” [within the meaning of Code Section 411(a)(5)].

4.03	Voting of Employer Stock

The Plan Administrator shall establish procedures regarding the manner in which common stock of the Employer held in a Participant’s or Beneficiary’s Account will be voted or not voted. The Plan Administrator may establish procedures for the notification of Participants and Beneficiaries of matters on which a vote is to be taken, and may provide that the Participant or Beneficiary is the named fiduciary responsible for voting the common stock of the Employer (“Employer Stock”).

Each Participant or Beneficiary shall have the sole right to direct the Trustee as to the manner in which to respond to a tender or exchange offer for Employer Stock allocated to such Participant’s or Beneficiary’s Account. The Plan Administrator shall use its best efforts to notify or cause to be notified each Participant or Beneficiary of any tender or exchange offer to holders of Employer Stock, together with appropriate forms for directing the Trustee as to the manner in which to respond to such tender or exchange offer. Upon timely receipt of directions from a Participant or Beneficiary, the Trustee shall respond to the tender or exchange offer in accordance with, and only in accordance with, such directions. If the Trustee does not receive timely directions from a Participant or Beneficiary under this section, the Trustee shall not vote such shares.

The Sponsor designates the Manager of Retirement Benefits with the responsibility for establishing procedures for the confidentiality of the votes or elections made by the Participant or Beneficiary pursuant to this section, and ensuring that such procedures are followed.

SECTION 5 - VALUATION OF PARTICIPANTS’ ACCOUNTS

5.01	Valuations

The Trust Fund shall be valued as of each Valuation Date. On the basis of such valuation, Participants’ and Beneficiaries’ Accounts will be adjusted to reflect the effect of income received or accrued, realized and unrealized profits and losses, expenses, payments to Participants and Beneficiaries and all other transactions in the period since the immediately preceding Valuation Date.

5.02	Method of Adjustment

Each Participant’s or Beneficiary’s Account will be adjusted for contributions, withdrawals, earnings, losses, Plan expenses and other debits or credits in accordance with procedures established by the Plan Administrator. Such adjustments will be made at least once during a Plan Year, at a specific inventory date or dates and in accordance with a method consistently followed and uniformly applied. The fair market value of the assets of the Trust on the inventory date(s) will be used for this purpose, and the Accounts of Participants and Beneficiaries will be adjusted in accordance with the valuation. Adjustments will generally be made on a pro rata basis, except that expenses and other items may be adjusted on a per capita basis if the method of allocating expenses satisfies Section 401(a)(4) of the Code. The Plan may choose to assess expenses of the Plan to Participants and Beneficiaries who are not employed by the Employer on a separate basis from those Participants who are employed by the Employer.

Earnings and losses of the Trust Fund will be allocated to the Participant’s or Beneficiary’s adjusted Account. Where there is more than one investment fund in the Trust Fund, calculations of earnings or losses will be based upon the portion of the Participant’s or Beneficiary’s Account that is invested in an investment fund. If Participants or Beneficiaries are permitted to direct the investment of their Accounts, calculations of earnings or losses will be based upon the investment performance of the investments selected by the Participant or Beneficiary.

SECTION 6 - RETIREMENT BENEFITS

6.01	Eligibility for Retirement

A Participant who terminates his employment with the Employer and all Affiliates on or after attaining his Normal Retirement Age or after the attainment of Age 55 with at least six Years of Service (also known as “early retirement age”) will become fully vested and eligible for a retirement benefit equal to the entire value of his Account. Subject to the cash-out provisions of Section 11.04, a Participant who is eligible for a distribution pursuant to this section may elect to receive the distribution from among the forms of benefit set forth in Section 11.01.

SECTION 7 - DEATH BENEFITS

7.01	Eligibility for Death Benefit

The Beneficiary of a Participant who dies prior to his termination of employment with the Employer and all Affiliates will be fully vested and entitled to the entire value of the deceased Participant’s Account. The Beneficiary of a Participant who dies on or after his termination of employment with the Employer and all Affiliates will be entitled to the vested value of the Participant’s Account.

7.02	Designation of Beneficiary

(a) Subject to the provisions of Section 7.03, each Participant will designate, in accordance with procedures established by the Plan Administrator, one or more Beneficiaries who, upon the death of the Participant, will be entitled to receive the death benefit described in Section 7.01. If more than one Beneficiary is named, the Participant may specify the sequence and/or proportion in which payments shall be made to each Beneficiary. To the extent that the Participant does not specify either the sequence or proportion in which payments are to be made to each Beneficiary, payments will be made in equal shares to all named Beneficiaries then living at the time of the Participant’s death. To the extent otherwise consistent with the Plan, a Participant may change his Beneficiary from time to time by written notice delivered to the Plan Administrator in the manner prescribed by the Plan Administrator. If no Beneficiary has been designated or if no Beneficiary is living (if a person) or in existence (if an entity) at the time of the Participant’s death, payment of such death benefit, if any, to the extent permitted by law, will be made to the surviving person or persons in the first of the following classes of successive preference of Beneficiaries: (i) Surviving Spouse; or (ii) executors or administrators of the estate of such deceased Participant. Any minor’s share will be paid to such adult or adults as have, in the opinion of the Plan Administrator, assumed custody and support of such minor. Proof of death satisfactory to the Plan Administrator shall be furnished prior to the payment of any death benefit under the Plan.

(b) After the death of the Participant his Beneficiary may name in a writing filed with the Plan Administrator an individual or individuals to receive the Beneficiary’s interest under the Plan. If such Beneficiary fails to designate a beneficiary or if the beneficiary is not living (if a person) or in existence (if an entity) at the time of the Participant’s death, the death benefit payable to the Beneficiary will be payable to the estate of the Beneficiary.

7.03	Distribution of Death Benefit

If a Participant dies without a Surviving Spouse and prior to the commencement of his retirement benefits, the death benefit described in Section 7.01 will be distributed to his Beneficiary. Subject to the cash-out provisions of Section 11.04, the Beneficiary who is eligible for a distribution in accordance with this section may elect to receive the distribution from among any of the forms of benefit available to Participants as set forth in Section 11.01.

If a Participant dies with a Surviving Spouse and prior to the commencement of his retirement benefits, the death benefit described in Section 7.01 will be paid to his Surviving Spouse unless his Spouse consents to an alternate Beneficiary. Subject to the cash-out provisions of Section 11.04, the Surviving Spouse or Beneficiary who is eligible for a distribution in accordance with this section may elect to receive the distribution from among any of the forms of benefit available to Participants as set forth in Section 11.01. For purposes of the preceding sentence, the consent of the Spouse shall (a) be in writing; (b) designate a specific Beneficiary, including any class of beneficiaries or contingent beneficiaries, which may not be changed without the consent of the Spouse (or the Spouse expressly permits designations by the Participant without further consent of the Spouse); (c) acknowledge the effect of such consent; and (d) be witnessed by a Plan representative or notary public. Notwithstanding the foregoing, the consent of a Spouse shall not be required if the Participant establishes to the satisfaction of the Committee that there is no Spouse, the Spouse cannot be located, the Spouse and Participant are legally separated or the Participant has been abandoned and the Participant has a court order to such effect, or the consent of a Spouse is not otherwise required as set forth in federal regulations or other guidance.

If a Participant dies after the commencement of his retirement benefit and prior to the complete distribution of his Account, his Beneficiary (who shall be his Spouse unless his Spouse consents in accordance with the preceding paragraph) will be entitled to the remaining amount in his Account. In such case, if the Participant either fails to designate a Beneficiary or a Beneficiary is not living (if a person) or in existence (if an entity) at the time of the Participant’s death, such death benefit will be payable to the surviving person or persons in accordance with Section 7.02(a).

All distributions made pursuant to this section will also comply with the provisions of Section 11.03.

7.04	Additional Death Benefit Provisions

Effective for deaths occurring on or after January 1, 2007, if a Participant dies while in Qualified Military Service, the Beneficiaries of the Participant are entitled to all additional benefits provided under the Plan (except for benefit accruals) determined as if the Participant had resumed employment and then died. In addition, a Participant who dies while performing Qualified Military Service shall be fully vested in his Account.

SECTION 8 - DISABILITY BENEFITS

8.01	Amount of Disability Benefit

A Participant who becomes “totally and permanently disabled,” as defined in Section 8.02 below, will be fully vested and entitled to the entire value of his Account. Subject to the cash-out provisions of Section 11.04, a Participant who is eligible for a distribution pursuant to this section may elect to receive the distribution from among the forms of benefit set forth in Section 11.01.

8.02	Determination of Total and Permanent Disability

A Participant who is employed by the Employer or an Affiliate will be considered to be “totally and permanently disabled” on the date he is not able to engage in any substantial gainful activity because of a medically determinable physical or mental impairment expected to result in death or to be of long, continued and indefinite duration. The determination by the Plan Administrator with respect to whether a Participant is totally and permanently disabled will be determined by a licensed physician selected by the Plan Administrator, and made in a nondiscriminatory manner.

SECTION 9 - IN-SERVICE DISTRIBUTIONS AND DISTRIBUTIONS UPON SEVERANCE FROM EMPLOYMENT

9.01	Amount of Benefits Upon Severance From Employment

A Participant who incurs a severance from employment from the Employer and all Affiliates for any reason other than retirement (pursuant to Section 6), death (pursuant to Section 7) or disability (pursuant to Section 8) will be entitled to receive the vested portion of his Account. Such nonforfeitable percentage will be determined in accordance with Section 10.01 of the Plan. A Participant who is eligible for a distribution pursuant to this section may, subject to the cash-out provisions of Section 11.04, elect to receive the distribution from among the forms of benefit set forth in Section 11.01. If a successor employer maintains the Plan with respect to a Participant, or is obligated to receive a transfer of the Participant’s Account, the Participant will not be treated as having a severance from employment.

Participants who are:

(a) laid-off from the Employer for a temporary period of time, or

(b) on an absence designated by the Employer under its standard personnel practices as a “leave of absence,”

shall not be treated as having had a severance from employment during such period.

9.02	In-Service Distributions Upon Attainment Normal Retirement Age

A Participant who has attained his Normal Retirement Age (age 62) may withdraw from the Plan in the form of a single sum all or a portion of his Account excluding the portion of his Account representing the outstanding amount of any loan made pursuant to Section 16.03. The Plan Administrator may, on a nondiscriminatory basis, devise reasonable administrative rules implementing this section, including rules governing the frequency with which a Participant may make withdrawals and the manner in which such withdrawals will be charged against the Participant’s Account.

9.03	Hardship Distributions

(a) A Participant who is an Employee may apply to the Plan Administrator for a hardship distribution from his Section 401(k) Account equal to the smaller of an amount necessary to satisfy an immediate and heavy financial need (including amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the distribution) or the value of his Section 401(k) Account. Amounts withdrawn from a Participant’s Section 401(k) Account will not include earnings on the amount of Section 401(k) Contributions earned after December 31, 1988 or the amount of qualified non-elective contributions (including a Participant’s

Base Contribution Account) credited to his Section 401(k) Account. Hardship distributions will be charged against a Participant’s Account in a nondiscriminatory manner as determined by the Plan Administrator.

(b) An immediate and heavy financial need is the need for money for:

(i)	expenses for or necessary to obtain medical care that would be deductible under Section 213(d) of the Code (without regard to whether the expenses exceed the 7.5% adjusted gross income) for the Participant or the Participant’s Spouse or dependents;

(ii)	costs directly related to the purchase (excluding mortgage payments) of a principal residence of the Participant;

(iii)	the payment of tuition, related educational fees and room and board expenses for the next 12 months of postsecondary education for the Participant or the Participant’s Spouse, children or dependents (as defined in Code Section 152 and without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B));

(iv)	the prevention of the eviction of the Participant from his or her principal residence or the foreclosure on the mortgage of the Participant’s principal residence;

(v)	funeral expenses for family members for which the Participant is responsible; or

(vi)	expenses incurred by the Participant due to the occurrence of a natural disaster, which expenses are not otherwise covered by insurance.

(c) An amount is necessary to satisfy an immediate and heavy financial need if:

(i)	the Participant has obtained all other distributions and all nontaxable loans currently available under the Plan and all other “plans maintained by the Employer” (as defined in Treasury Regulation 1.401(k)-1(d)(3)(iv)(F)) (or such loans or distributions have been denied), and has elected to receive all dividends currently payable to an employee stock ownership plan account maintained by an Employer for his benefit. A loan will not be deemed to be available to a Participant to the extent that the Participant provides evidence satisfactory to the Plan Administrator that the loan repayment will constitute a financial hardship or the Participant provides a recent loan denial from a commercial lender in the amount of the proposed hardship withdrawal; and

(ii)	a Participant who has received a hardship distribution will not be eligible to make elective contributions to the Plan or any other plan “maintained by the employer” (within the meaning of Treasury Regulation 1.401(k)-1(d)(3)(iv)(F)) for the six-month period beginning on the date the hardship distribution was received.

The Plan Administrator is generally entitled to rely on the Participant’s representations that such other resources are not available, except that the Plan Administrator may require further documentation as to the amount necessary to satisfy the immediate and heavy financial need, or deny the hardship distribution, if the Plan Administrator has knowledge to the contrary.

9.04	Distribution of After-Tax Contributions

An actively employed Participant may withdraw from the Plan at any time and in the form of a single sum all or a portion of his After-Tax Account. The Plan Administrator may, on a nondiscriminatory basis, devise reasonable administrative rules implementing this section, including establishing rules governing the frequency with which a Participant may make such withdrawals.

9.05	Distribution of Rollover Contributions

An actively employed Participant may withdraw from the Plan at any time in the form of a single sum all or a portion of his Rollover Account. The Plan Administrator may, on a nondiscriminatory basis, devise reasonable administrative rules implementing this section, including establishing rules governing the frequency with which a Participant may make such withdrawals.

9.06	Loans

Loans to Participants shall be made in accordance with Section 16.03 of the Plan.

SECTION 10 - VESTING

10.01	Determination of Vested Benefits

A Participant’s vested interest in his Account will be determined as follows:

(a) All amounts credited to a Participant’s Section 401(k) Account, After-Tax Account, Employer Contribution Account also known as a Profit Sharing Account (effective on and after July 1, 2000), Base Contribution Account, and Rollover Account will be fully vested and nonforfeitable at all times. Former Participants in the Mimi’s Café 401(k) Savings Plan who were given credit for past service in Section 10.03 below shall be 100 percent vested in their Matching Contribution Accounts at all times.

(b) Except as specified in subsection (a) above, all amounts credited to a Participant’s Matching Contribution Account (except for the former Participants in the Mimi’s Café 401(k) Savings Plan) will become vested and nonforfeitable based upon his Years of Service in accordance with the following schedule:

YEARS OF SERVICE	NONFORFEITABLE PERCENTAGE

Less than 2	0
2	20%
3	40%
4	60%
5	80%
6 or more	100%

10.02	Full Vesting at Normal Retirement Age

Notwithstanding any provision in the Plan to the contrary, all amounts credited to a Participant’s Account will become fully vested upon attainment of his Normal Retirement Age if he attains such age prior to the date he terminates his employment with the Employer and all Affiliates.

10.03	Service for Vesting

Except as otherwise modified in this Section 10.03, Years of Service for vesting purposes will include all Years of Service with the Employer, a predecessor employer (to the extent the Employer maintains the Plan of a predecessor employer) or an Affiliate (excluding service prior to the date an organization became an Affiliate unless otherwise specified below). Years of Service shall also include service prior to the date the Plan was first effective. Years of Service shall also exclude all service previously excluded under Section 10.04.

Years of Service with a prior employer will be counted in determining Years of Service for vesting purposes under the Plan. For purposes of this section, a prior employer will mean SWH Corporation, provided that the Employee was employed by SWH Corporation immediately prior to the date SWH Corporation was acquired by the Sponsor.

10.04	Effect of Break in Service on Vesting

If a Participant has a One-Year Break in Service, Years of Service before such break will not be taken into account until the Participant has completed a Year of Service after such One-Year Break in Service.

If a Participant has five or more consecutive One-Year Breaks in Service, all Years of Service after such number of One-Year Breaks in Service will be disregarded for the purpose of determining the portion of his Account that accrued before such number of One-Year Breaks in Service is nonforfeitable. In addition, all Years of Service before such One-Year Breaks in Service will count in determining whether the post-break Account is nonforfeitable only if either (a) he had a nonforfeitable interest in his Account consisting of contributions made by the Employer (including elective deferrals made pursuant to his Section 401(k) Account at the time of his termination of employment); or (b) upon returning to employment, the number of his consecutive One-Year Breaks in Service is less than his number of Years of Service. A Participant’s Years of Service shall also exclude service previously excluded under this section or any similar provision of any prior plan.

To the extent necessary, separate accounts will be maintained for the Participant for pre-break and post-break periods. Both such accounts will share in the earnings and losses of the Trust Fund.

If a Participant does not have at least five consecutive One-Year Breaks in Service, both pre-break and post-break service will count in determining whether his rights to his pre-break and post-break Accounts are nonforfeitable, subject to the first paragraph of this section.

For the purpose of this Section 10.04, the 12-month periods used to determine a separated Participant’s consecutive One-Year Breaks in Service will be the 12-month period used to determine a Year of Service.

10.05	Forfeitures

The non-vested portion of a Participant’s Account will be treated as a Forfeiture upon the earlier of (a) the date the Participant’s Account is distributed on account of the Participant’s termination of employment; or (b) the date on which the Participant incurs five consecutive One-Year Breaks in Service. For purposes of this section, if a Participant is not vested in any portion of his Account as of the date of his termination of employment, the Participant will be deemed to have received a distribution of his vested Account on the date of his termination of employment.

In the event that a former Participant who was not 100% vested in his Account at the time of his termination of employment (a) received a distribution of the vested portion of his Account; (b) returns to the employment of the Employer before he incurs five consecutive One-Year Breaks in Service; and (c) repays to the Plan the full amount of his distribution (including amounts received from his Section 401(k) Account) within five years after the date he resumes employment, the amount of the non-vested portion of his Account, including all forms of benefit relating to such non-vested portion that has been treated as a Forfeiture, will be restored to his Account first from Forfeitures available in that year, if any, and then from contributions made by the Employer. A former Participant who is deemed to have received a distribution of his vested Account upon his termination of employment will be deemed to have repaid the forfeited portion of his Account upon the date he resumes employment with the Employer, provided he resumes employment prior to the date in which he incurred five consecutive One-Year Breaks in Service.

Forfeitures from a Participant’s Matching Contribution Account, unless required to be restored to a Participant’s Account pursuant to this section, will be used as soon as is administratively practicable to reduce subsequent Matching Contributions made by the Employer to the Plan.

Notwithstanding the foregoing, Forfeitures may first be used to reduce the administrative expenses of the Plan prior to being applied in accordance with this section.

SECTION 11 - PAYMENT OF BENEFITS

11.01	Method of Payment

Except as provided in Section 11.04 below, at the time a Participant’s benefit under the Plan may be distributed as a result of the Participant’s retirement (pursuant to Section 6), death (pursuant to Section 7), disability (pursuant to Section 8) or severance from employment (pursuant to Section 9.01), the Participant (or Beneficiary in the case of the Participant’s death) may elect, in accordance with procedures established by the Plan Administrator, to receive the amounts payable pursuant to such section in the form of (a) a lump sum; (b) monthly, quarterly, semiannual or annual installments over not more than 10 years (or such lesser number of years if required to be so limited by Code Section 401(a)(9) and applicable regulations thereunder). A Participant electing installment payments may specify a Beneficiary (who shall be his Spouse unless the Spouse consents to another Beneficiary in a manner consistent with Section 7.03) who will receive remaining installment payments should the Participant die prior to the complete distribution of his Account. The Plan Administrator will direct the Trustee to make a distribution to the Participant or Beneficiary in accordance with such election. Except as otherwise provided by the Plan Administrator, all distributions will be made in the form of cash.

11.02	Timing of Payments

(a) Subject to subsections (b) and (c) below, unless the Participant elects otherwise, the payment of the Participant’s benefit pursuant to Section 11.01 of the Plan will begin not later than 60 days after the end of the Plan Year in which the latest of the following occurs: (i) the Participant attains his Normal Retirement Age; (ii) the tenth anniversary of the year in which the Participant commenced participation in the Plan; or (iii) the Participant terminates service with the Employer and all Affiliates. To the extent that a Participant who is required to consent to a distribution pursuant to Section 11.04 fails to provide the Plan Administrator with his consent, the Participant will be deemed to have made an election to defer a distribution pursuant to this subsection (a).

(b) In no event will the amounts payable to a Participant pursuant to the terms of the Plan be distributed, or commence to be distributed, later than the Participant’s Required Beginning Date. “Required Beginning Date” means, for a Participant who is not a 5% Owner, April 1 of the calendar year following the later of (i) the calendar year in which the Participant attains age 70 1⁄2; or (ii) the calendar year in which the Participant retires. The Required Beginning Date of a Participant who is a 5% Owner means April 1 of the calendar year following the calendar year in which the Participant attains age 70 1⁄2.

Notwithstanding the foregoing, a Participant or Beneficiary who would have been required to receive required minimum distributions in 2009 from the Plan but for the enactment of Section 401(a)(9)(H) of the Code will not receive a distribution from the Plan that would have satisfied the requirements of this Section 11.02(b) for 2009 (prior to the application of Code Section 401(a)(9)(H)) unless the Participant or Beneficiary elected to receive such distribution.

In addition, notwithstanding any provision of the Plan to the contrary, and solely for purposes of applying the direct rollover provisions of Section 11.05 of the Plan, any distribution made in accordance with the preceding paragraph to a Participant or Beneficiary may be treated as an eligible rollover distributions by the Participant or Beneficiary.

The amount distributed to a Participant pursuant to subsection (b) shall be not less than the amount necessary to satisfy Code Section 401(a)(9) and the applicable regulations thereunder, as further described below.

A Participant who is receiving minimum distributions pursuant to this section may at any time elect to receive a distribution from the Plan in any form of benefit offered under the Plan.

During the Participant’s lifetime, the minimum amount that is required to be distributed in accordance with this subsection (b) for each distribution calendar year is the lesser of:

(i)	the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(ii)	if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the distribution calendar year.

Required minimum distributions will be determined during a Participant’s lifetime beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death.

The following definitions apply to Section 11.02(b) and Section 11.03:

Designated beneficiary. The individual who is designated by a Participant as a Beneficiary under the Plan who is also determined to be a designated beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-4, Q&A-4, of the Treasury Regulations.

Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 11.03(b). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.

Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.

Account balance. The account balance as of the last Valuation Date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the Valuation Date and decreased by distributions made in the valuation calendar year after the Valuation Date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

For plans in existence on and after 1984 and prior to January 1, 2003, required minimum distributions before 2003 were made as follows:

(A)	Required minimum distributions for calendar years after 1984 and before 2001 were made in accordance with Code Section 401(a)(9) and the proposed regulations thereunder published in the Federal Register on July 27, 1987, and other applicable guidance.

(B)	Required minimum distributions for calendar years beginning on or after January 1, 2001 and prior to January 1, 2002 were made in accordance with Code Section 401(a)(9) and the proposed regulations thereunder published in the Federal Register in January 2001.

For the purpose of this Section 11.02, a Participant is treated as a 5% Owner if such Participant is a “5% Owner” (as defined in Code Section 416) with respect to the Plan Year ending with or within the calendar year in which such owner attains age 70 1⁄2.

(c) Unless a distribution is required to be made to a Participant or Beneficiary pursuant to Section 11.04, a distribution to a Participant or Beneficiary who is eligible to receive a distribution pursuant to this Section 11 will be made as soon as is administratively practicable approximately four to eight weeks after the date on which a Participant or Beneficiary completes a benefit election in good order as determined by the Plan Administrator.

The Plan Administrator may permit a Participant or Beneficiary to apply for benefits payable to such individual in writing, over the phone, through the Internet or through the use of any electronic means not prohibited by the Internal Revenue Service or the Department of Labor, and to receive all information necessary to complete such application in a similar manner. The Plan Administrator may limit the method used by the Participant or Beneficiary to apply for benefits to one or more of the methods described in this paragraph.

11.03	Distributions After Death

If the distribution of a Participant’s benefit under the Plan has commenced pursuant to Section 11 and he dies before his entire account balance has been distributed to him, the remaining portion of such account balance, if any, will be distributed at least as rapidly as under the method of distribution in effect prior to the Participant’s death, as determined in accordance with the provisions of Code Section 401(a)(9)(B)(i) and applicable regulations thereunder.

(a) If the Participant dies on or after the date distribution of his account balance has commenced in accordance with the terms of the Plan and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(i)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)	If the Participant’s Surviving Spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the Surviving Spouse is calculated for each distribution calendar year after the year of the Participant’s death using the Surviving Spouse’s age as of the Spouse’s birthday in that year. For distribution calendar years after the year of the Surviving Spouse’s death, the remaining life expectancy of the Surviving Spouse is calculated using the age of the Surviving Spouse as of the Spouse’s birthday in the calendar year of the Spouse’s death, reduced by one for each subsequent calendar year.

(iii)	If the Participant’s Surviving Spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the designated beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

If the Participant dies on or after the date distribution of his account balance has commenced in accordance with the terms of the Plan and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(b) Unless otherwise provided in this Section 11.03, if a Participant dies before the distribution of his account balance has commenced in accordance with the terms of the Plan, the amount payable as a death benefit pursuant to the terms of the Plan (hereinafter referred to as “death benefit”) will be distributed:

(i)	unless otherwise provided in (ii) below, not later than by the fifth anniversary of the December 31 coinciding with or next following the date of his death; or

(ii)	provided that the Plan provides for installment or annuity distributions to a Beneficiary and the Participant’s death benefit is payable to or on behalf of a designated beneficiary who is alive on the September 30 of the year following the year of the Participant’s death:

(A)	over a period not extending beyond the life expectancy of such designated beneficiary (but limited to the maximum installment or annuity period offered by the Plan), provided that the distribution of the death benefit commences not later than the first anniversary of the December 31 coinciding with or first following the date of the Participant’s death; or

(B)	if the designated beneficiary is the Participant’s Surviving Spouse, the date by which the death benefit must commence in (i) above will not be earlier than the later of the December 31 of the calendar year immediately following the calendar year in which the Participant died or the December 31 of the calendar year in which the Participant would have attained age 70 1⁄2 (but limited to the maximum installment or annuity period offered by the Plan). If the Surviving Spouse dies before distribution to said Spouse begins, this subparagraph (ii) will apply as if the Surviving Spouse were the Participant. In addition, any amount paid to a child of the Participant will be treated as if it had been paid to the Surviving Spouse if the amount becomes payable to the Surviving Spouse when the child reaches the age of majority.

The designated beneficiary must elect the method of distribution payable pursuant to this Section 11.03(b) not later than the earlier of (I) the December 31 of the calendar year in which distributions would be required to begin under this Section 11.03(b); or (II) the December 31 of the calendar year which contains the fifth anniversary of the date of death of the Participant.

If the Participant’s Surviving Spouse is the Participant’s sole designated beneficiary and the Surviving Spouse dies after the Participant but before distributions to the Surviving Spouse begin, this Section 11.03(b) (except subparagraph (b)(ii)(B) above) will apply as if the Surviving Spouse were the Participant. For the purpose of Sections 11.02 and 11.03, unless the preceding sentence applies, distributions are considered to begin on either the Participant’s Required Beginning Date or, if subparagraph (b)(ii)(B) applies, the date distributions are required to begin to the Surviving Spouse under such subparagraph.

(c) If the Participant dies prior to the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year payable in accordance with subsection (b) above after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary.

If the Participant dies prior to the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest payable in accordance with subsection (b) above will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

For the purpose of this Section 11.03, “Required Beginning Date,” “account balance,” “designated beneficiary,” “life expectancy” and “distribution calendar year” shall have the meanings as set forth in Section 11.02(b).

11.04	Consent and Cash-Out Requirements

If a Participant is eligible to receive a distribution pursuant to Sections 6, 7, 8 or 9.01 and the value of his vested Account does not exceed $5,000, the Participant (or Beneficiary in the case of the Participant’s death) will receive a distribution of his vested Account in the form of a lump sum as soon as is administratively feasible following his termination of employment. However, prior to receiving such distribution, the Participant or Beneficiary will be informed of his right to make an eligible rollover distribution pursuant to Section 11.05.

If a Participant is eligible to receive a distribution of his Account pursuant to Sections 6, 7, 8 or 9, and the value of his vested Account exceeds $5,000, the Participant shall consent to the receipt of a distribution made from the Plan if such distribution occurs prior to the date the Participant attains his Normal Retirement Age, except that the consent of the Participant is not required to be obtained prior to the commencement of a distribution pursuant to Code Sections 401(a)(9) or 415.

Effective for distributions from the Plan on and after March 28, 2005, if the value of a terminated Participant’s Account is $100 or more but is not more than $5,000, the Participant will be provided with a written notice informing the Participant that if he does not either (a) elect to receive a cash payment from the Plan of his or her entire Account; or (b) elect to roll over his or her entire Account in accordance with Section 11.05 of the Plan, then the value of the terminated Participant’s entire Account will be rolled over into an Individual Retirement Account selected by the Sponsor. The Sponsor shall select the Individual Retirement Account to which the rollover will be made and shall transfer the affected Participant’s Account to the IRA in accordance with Employee Benefits Security Administration Regulation 2550.404a-2.

A Participant’s election to receive a distribution from the Plan prior to his attainment of his Normal Retirement Age will not be valid unless (a) the Participant has received a general description of the material features and the relative values of the forms of benefit, if any (hereinafter referred to as “description”), under the Plan; and (b) the Participant has been informed that, subject to the cash-out rules of this section, he has the right to postpone a distribution from the Plan. The

Participant will be provided with such description not less than 30 days and not more than 180 days prior to the date his benefits are scheduled to commence, provided that a distribution may be made to the Participant prior to such 30-day period if the Participant has been informed that he has a right to a period of at least 30 days after receiving the description to consider the decision of whether to elect a distribution from the Plan and the Participant, after receiving such information, affirmatively elects a distribution prior to such 30-day period. Effective for distribution notices for Plan Years commencing on or after January 1, 2007, a Participant who is eligible for a distribution from the Plan prior to his Normal Retirement Age and who is not required to be cashed out shall be informed of his right to defer a distribution from the Plan and the consequences of the failure to do so.

If a terminated Participant who is otherwise eligible to receive a distribution from the Plan does not consent to a distribution pursuant to the preceding paragraph, his Account will be maintained by the Plan. Notwithstanding the foregoing, the Plan may require such terminated Participant, in accordance with a uniform policy for all Participants similarly situated, to receive a distribution of his Account after the Participant attains his Normal Retirement Age, or as soon as is administratively practicable after the Participant’s termination of employment, if later.

11.05	Eligible Rollover Distributions

(a) A distributee may elect to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b) The following definitions will apply for purposes of this section:

(i)	Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary; (B) any distribution that is for a specified period of ten years or more; (C) any distribution to the extent such distribution is required under Code Section 401(a)(9); (D) hardship distributions; and (E) at the election of the Plan Administrator, any other distribution, providing all distributions in the year are reasonably expected to total less than $200.

Notwithstanding subparagraph (D) of the preceding paragraph, amounts consisting of after-tax contributions, if any, distributed from a Participant’s Account that are excludable from the Participant’s gross income for federal income tax purposes will also be treated as an eligible rollover distribution. After-tax contributions may be transferred only to an individual retirement account or annuity described in Sections 408(a) or 408(b) of the Code, or directly transferred to either a qualified plan described in Section 401(a) or 403(a) of the Code or to a tax-sheltered annuity pursuant to Section 403(b) of the Code, provided that such account, annuity or plan agrees to separately account for the amounts transferred, including separately accounting for the portion of such distribution that is includable in gross income.

(ii)	Eligible retirement plan: An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan described in Code Section 403(a) or a qualified trust described in Code Section 401(a) that accepts the distributee’s eligible rollover distribution. An eligible retirement plan shall also mean an annuity contract described in Code Section 403(b) and an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state or any agency or instrumentality of a state or political subdivision of a state and that agrees to separately account for amounts transferred into such plan from this Plan.

An eligible retirement plan shall also mean a “Roth IRA” within the meaning of Code Section 408(A)(b) or a “designated Roth account” within the meaning of Code Section 402A, provided that the direct rollover came from the designated Roth account, or the rollover to the Roth IRA is a “qualified rollover contribution” within the meaning of Code Section 408A(e).

Notwithstanding the foregoing, effective on and after January 1, 2007, with regard to a rollover from a non-spouse Beneficiary who is a “designated beneficiary” [as defined by Treasury Regulation 1.401(a)(9)-4], an eligible retirement plan shall mean an inherited individual retirement account or annuity.

(iii)	Distributee: A distributee includes an Employee or former Employee. In addition, the Spouse or Surviving Spouse of an Employee or former Employee, including a Spouse or former Spouse who is the alternate payee under a “qualified domestic relations order”, as defined in Code Section 414(p), is a distributee with regard to the interest of the Spouse or Surviving Spouse. In addition, a non-spouse Beneficiary who is a “designated beneficiary” [as defined by Treasury Regulation 1.401(a)(9)-4] is a distributee with regard to the interest of such person.

(iv)	Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

SECTION 12 - TRUST AGREEMENT

12.01	Description of Trust Agreement

The Sponsor will continue the Trust Agreement with the Trustee to provide for the administration of the Trust Fund. With its continuation, the Trust Agreement will be deemed to form a part of the Plan, and any and all rights or benefits which may accrue to any person under the Plan will be subject to all the terms and provisions of the Trust Agreement.

The Trustee shall invest, manage, acquire and dispose of the Plan’s assets subject to the direction of the Committee or an Investment Manager [as defined in Section 3(38) of ERISA]. The Sponsor shall have the right to appoint an investment manager to direct the investment of some or all of the Plan’s assets. The Committee shall be a “named fiduciary” under ERISA with respect to the Plan and shall have the broadest authority and discretion permitted by ERISA subject to the limitations imposed by ERISA. The Committee shall discharge its duties and responsibilities solely in the interest of the Participants and Beneficiaries with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

All expenses of the Plan will be paid from the Trust Fund, unless paid by the Employer. In its discretion, the Employer may require the Trustee to reimburse the Employer for expenses of the Plan that the Employer paid on behalf of the Trust, so long as the request for reimbursement is presented by the Employer to the Trustee before the last day of the Plan Year in which the expense was paid by the Employer. Alternatively, the Employer may reimburse the Trust for expenses of the Plan paid by the Trustee. Any reimbursement made to the Trust Fund by the Employer pursuant to this section shall not be treated as an Annual Addition.

“Qualifying employer securities” or “qualifying employer real property,” as such terms are defined in Section 407 of ERISA, may be held in Trust in amounts not in excess of the limitations set forth in such section.

SECTION 13 - PLAN ADMINISTRATION

13.01	Appointment of Committee

A qualified retirement plan committee (“Committee”) consisting of not less than three members shall be appointed by the Board of Directors of the Sponsor to administer the Plan. Vacancies in the Committee, which result from death, resignation or otherwise, shall be filled from time to time by appointment of a new Committee member by the Sponsor; and any member of the Committee may be removed at any time at the discretion of the Sponsor.

13.02	Powers and Duties

(a) The Committee shall, in its discretion, have full power to administer the Plan and to construe and apply all of its provisions on behalf of the Employer. The Committee may delegate to any other person or organizations any of its powers and duties with respect to the operation of this Plan. The Committee’s powers and duties, unless properly delegated, shall include, but shall not be limited to:

(i) deciding questions relating to eligibility, continuity of service and amount of benefits and to determine the identity of a Beneficiary;

(ii) deciding disputes which may arise with regard to the rights of Employees, Participants and their legal representatives or Beneficiaries under the terms of, or as a result of the operation of, the Plan. Such decisions by the Committee shall be deemed final in each case;

(iii) obtaining such information from the Employer with respect to its Employees as shall be necessary to determine the rights and benefits of such Employees under the Plan. The Committee may rely conclusively upon such information furnished by the Employer;

(iv) compiling and maintaining all records necessary for the Plan;

(v) furnishing the Employer, upon request, such reports with respect to the administration of the Plan as are reasonable and appropriate;

(vi) authorizing the Trustee to make payment of all benefits as they become payable under the Plan;

(vii) engaging such legal, administrative, actuarial, investment, accounting, consulting and other professional services as the Committee deems proper; and

(viii) adopting rules and regulations for the administration of the Plan not inconsistent with the Plan;

(ix) doing and performing such other actions as may be provided for in other parts of this Plan.

(b) The Committee shall determine whether domestic relations orders represent “qualified domestic relations orders” as that term is defined in Code Section 414(p) or a successor provision. If the Committee determines the order is a qualified domestic relations order, it shall direct the manner and time of distribution pursuant to the order. Prior to such determination, the Committee shall promptly notify the Participant affected with respect to the order and any payee under the order of the receipt of the order. The Committee shall send such notices to the address set forth in the order, or if the address is not set forth therein, to the last known address. Such notice shall state that the Committee is in the process of determining whether the order is a qualified domestic relations order and such notice shall also permit a reasonable period under the circumstances for comment with respect to such determination. During such period, the Committee shall cause the amounts otherwise payable under the order to be segregated in a separate account. After the determination is made, the Committee shall notify the Participant and any payee under the order of such determination. Any payee may designate a representative for receipt of copies of notices sent to the payee with respect to the order.

(c) The construction and interpretation of the Plan provisions, or any document or issue relating to the administration or operation of the Plan, are vested with the Committee, in its absolute discretion. The Committee will endeavor to act, whether by general rules or by particular decisions, so as to treat all persons in similar circumstances without discrimination. Subject to Section 17, all such decisions, determinations and interpretations will be final, conclusive and binding upon all parties having an interest in the Plan.

13.03	Actions by the Committee

The Committee may act at a meeting, or in writing without a meeting, by the vote or assent of a majority of its members. The Committee shall appoint one of its members to act as a secretary to record all action taken by it. The Committee shall have authority to designate in writing one or more of its members as the person(s) authorized to execute papers and perform other ministerial duties on behalf of the Committee.

13.04	Interested Committee Members

No member of the Committee shall participate in any action of the Committee on a matter in which such member has a specialized individual interest as a Participant in the Plan. Such matters shall be determined by a majority of the remainder of the Committee.

13.05	Indemnification

The Sponsor shall indemnify and hold harmless any person who is or was a member of the Committee or any person who is or was an employee who performs or performed services with respect to the Plan against all liabilities and all reasonable expenses (including, without limitation, counsel fees and amounts paid in settlement other than to the Sponsor) incurred or paid in connection with any threatened or pending action, suit or proceeding to which such person (or his executor, administrator or other legal representative) may be made a party or in which such person may otherwise be involved by reason of the fact that he serves or has served as a member of the Committee or otherwise performs or has performed services with respect to the Plan; provided that (a) if such action, suit or proceeding shall be prosecuted against such person (or his executor, administrator or other legal representative) to final determination on the merits or otherwise, it shall not be finally adjudged in such action, suit or proceeding that such person is liable for gross negligence or willful misconduct in the performance of his duty to the Sponsor or the Plan in relation to the matter or matters in respect of which indemnification is claimed; or (b) if such action, suit or proceeding shall be settled or otherwise terminated as against such person (or his executor, administrator or other legal representative) without a final determination, it shall be determined that such person was not guilty of gross negligence or willful misconduct in the performance of his duty to the Sponsor or the Plan in relation to the matter or matters in respect of which indemnification is claimed, such determination to be made by a majority of the members of the Board of Directors of the Sponsor or by independent counsel to whom the question may be referred by the Board of Directors.

The Sponsor’s obligations under this section may be satisfied through the purchase of a policy or policies of insurance providing equivalent protection.

13.06	Conclusiveness of Action

Any action on matters within the discretion of the Committee shall be conclusive, final and binding upon all Participants of the Plan and upon all persons claiming any rights hereunder including Beneficiaries.

13.07	Payment of Expenses

The members of the Committee shall serve without compensation for services as such. Notwithstanding the preceding sentence, the Trust Fund shall reimburse the Committee and its members for all necessary and proper expenses incurred in carrying out their duties under the Plan. The compensation or fees of accountants, counsel and other specialists may be paid directly by the Sponsor or by the Trust Fund; and any other costs of administering the Plan or Trust may be charged to the Trust; and, at the discretion of the Sponsor, such costs may be reimbursed by the Sponsor.

SECTION 14 - AMENDMENT AND TERMINATION

14.01	Sponsor’s Right to Amend or Terminate the Plan

The Sponsor has the right, at any time, by an instrument in writing, to modify, alter, amend or terminate the Plan, in whole or in part. No amendment to the Plan will reduce the Participant’s accrued benefit or decrease the balance of a Participant’s Account. To this end, provisions that affect directly or indirectly the computation of accrued benefits and are amended at the same time and with the same effective date will be treated as one Plan amendment.

No amendment to the Plan shall be effective to eliminate or restrict an optional form of benefit unless otherwise permitted by Code Section 411(d)(6) and applicable regulations thereunder. The preceding sentence shall not apply to a plan amendment that eliminates or restricts the ability of a Participant to receive payment of his Account under a particular optional form of benefit if the amendment provides a single-sum distribution form that is otherwise identical to the optional form of benefit being eliminated or restricted. For this purpose, a single-sum distribution form is otherwise identical only if the single-sum distribution form is identical in all respects to the eliminated or restricted optional form of benefit (or would be identical except that it provides greater rights to the Participant) except with respect to the timing of payments after commencement.

No amendment may reduce a Participant’s nonforfeitable percentage in his Account determined as of the date the amendment is effective or executed, whichever is later.

Unless the amendment clearly provides to the contrary, no amendment to this Plan shall increase the accrued benefit or vested interest of a Participant who has terminated employment from the Employer prior to the date the amendment is effective.

The Board of Directors of the Sponsor, an executive committee of the Board of Directors or other committee of the Board of Directors or any executive officer to which or whom the Board of Directors delegates discretionary authority with respect to the Plan may exercise the Sponsor’s right to amend the Plan.

SECTION 15 - DISTRIBUTIONS ON PLAN TERMINATION

15.01	Payment on Plan Termination

Upon the termination of the Plan, after adjustment of all Accounts maintained under the Plan in accordance with Section 5, including the adjustment of such Accounts for the payment of Plan expenses relating to the termination of the Plan, and subject to the further restrictions set forth in this paragraph below, the Plan Administrator will direct the Trustee to distribute to each Participant or Beneficiary the value of his Account either in cash or assets of the Trust Fund. Such payment will be made in the form of a single lump sum payment and, except as provided below, to the extent that the Plan does not offer a commercial annuity option, will not require the Participant’s consent. However, the consent of a Participant will be required prior to making a distribution pursuant to this paragraph if the Employer or an Affiliate maintains any other defined contribution plan (other than an employee stock ownership plan as defined in Section 4975(e)(7)). In addition, a Participant’s Section 401(k) Account may not be distributed upon the termination of the Plan if the Employer maintains an “alternative defined contribution plan” (as defined in Treasury Regulation 1.401(k)-1(d)(4)). The date the Plan is terminated shall be an allocation date for the purpose of making final allocations, if any, to Participants’ Accounts.

In the event that the Plan is terminated, any amounts held in a suspense account will be allocated to the Accounts of active Participants in a nondiscriminatory manner, as determined by the Plan Administrator. To the extent that any amounts held in the suspense account cannot be allocated due to the application of Section 415 of the Code, the excess amounts will be treated as a reversion and distributed to the Sponsor or Employer after the payment to Participants and Beneficiaries of their Accounts.

To the extent that a Participant or Beneficiary cannot be located, the Plan Administrator may transfer the affected Participant’s Account to an IRA in accordance with Employee Benefits Security Administration Regulation 2550.404a-2, escheat such Account to the applicable state unclaimed property department or take any other action consistent with applicable guidance and its fiduciary duty.

15.02	Full Vesting on Plan Termination

As of the effective date of the termination of the Plan, after adjustment of all Accounts maintained under the Plan in accordance with Section 5, including the adjustment of such Accounts for the payment of Plan expenses relating to the termination of the Plan, each affected Participant will be fully vested in his Account.

15.03	Discontinuance of Contributions; Partial Termination of Plan

Upon the “partial termination” of the Plan, or the “complete discontinuance of contributions” by the Employer to the Plan (with such terms having the meanings by reference to Section 411(d)(3) of the Code and applicable regulations thereunder), the Accounts of all affected Participants will be fully vested as of the date of such partial termination or complete discontinuance of contributions.

SECTION 16 - CREDITORS OF PARTICIPANTS

16.01	Non-Assignability

Except as otherwise provided in Code Section 401(a)(13), no assignment, pledge or encumbrance of any character of the benefits under the Plan is permitted or recognized under any circumstances; and such benefits will not be subject to claims of creditors, execution, attachment, garnishment or any other legal process.

16.02	Qualified Domestic Relations Orders

Section 16.01 shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to a Participant pursuant to a domestic relations order unless such order is determined to be a “qualified domestic relations order,” as defined in Code Section 414(p). To the extent that the qualified domestic relations order so provides, the Plan may distribute to an alternate payee that portion of a Participant’s Account as specified by the order as soon as is administratively practicable after the determination by the Plan Administrator that the order constitutes a qualified domestic relations order, notwithstanding the fact that the distribution is made to the alternate payee prior to the date that the Participant would have attained his “earliest retirement age,” as such term is defined in Code Section 414(p)(4)(B).

16.03	Loans

(a) Permissibility of Loans. This section shall only be applicable on and after the date that a formal loan program is adopted by the Plan Administrator covering all Participants in the Plan. As of the Effective Date, a loan program has not been adopted. A Participant may borrow funds from his Section 401(k) Account or Rollover Account pursuant to a loan program established and administered by the Plan Administrator. Any loan granted under such program will be deemed an investment of the Account of the Participant to whom the loan is made. Loans shall only be made on account of financial hardship, as set forth in Section 9.03. All loans to Participants from the Plan shall comply with the provisions of subsections (b) and (c) of this section.

(b) Code Section 72(p) Limitations. No loan to a Participant will be made to the extent that such loan, when added to the outstanding balance of all other loans to the Participant, will exceed the lesser of (i) $50,000 reduced by the excess (if any) of the highest outstanding balance of all loans made to the Participant during the one-year period ending on the day before the loan is made, over the outstanding balance of all loans made to the Participant as of the date the loan is made; or (ii) one-half the present value of the vested Account of the Participant. For the purpose of the above limitation, all loans from all plans of the Employer and other members of a group of employers described in Code Sections 414(b), 414(c), 414(m) and 414(o) are aggregated. Furthermore, a loan will by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan, unless such loan is used to acquire a dwelling unit which, within a reasonable time (determined at the time the loan is made), will be used as the principal residence of the Participant. An assignment or pledge of any portion of the Participant’s interest in the Plan, and a loan, pledge or assignment with respect to any insurance contract purchased under the Plan, will be treated as a loan under this section.

(c) Additional Requirements. All loans made under the Plan will, in accordance with Code Section 4975(d)(1), comply with the following requirements:

(i)	Loans will be made available to all Participants or Beneficiaries on a reasonably equivalent basis.

(ii)	Loans will not be made available to “highly-compensated employees” (within the meaning of Code Section 414(q)) in an amount greater than the amount made available to other Participants or Beneficiaries.

(iii)	Each Participant or Beneficiary will apply for a loan by filing an application with the Plan Administrator or its designee.

(iv)	The Plan Administrator will review each application and, if required, will apply criteria established in a nondiscriminatory manner to determine whether to approve any loan to any Participant.

(v)	Loans will be adequately secured and bear a reasonable interest rate. For this purpose, a Participant’s vested Account will constitute sufficient collateral for a loan, provided that not more than 50% of such vested Account be used as security for all outstanding loans made to the Participant under the Plan, determined immediately after the most recent loan is extended. A reasonable interest rate will be determined for each loan by the Plan Administrator.

(vi)	Default on a loan will exist upon the occurrence of any event enumerated as a default in the promissory note or security agreement executed by the Participant or Beneficiary. The note or agreement may provide that loan repayments may be suspended, and the loan will not be considered in default for periods of military service in accordance with Section 414(u)(4) of the Code. In the event of default, foreclosure on the note and attachment of the portion of the Account provided as security will occur upon the occurrence of a distributable event under the Plan.

SECTION 17 - CLAIMS PROCEDURES

17.01	Filing a Claim for Benefits

A Participant, Beneficiary, alternate payee, or such person’s authorized representative, or the Employer acting on behalf of such individual, will notify the Plan Administrator of a claim for benefits under the Plan. Such request will set forth the basis of such claim and will authorize the Plan Administrator to conduct such examinations as may be necessary for the Plan Administrator to determine, in its discretion, the validity of the claim and to take such steps as may be necessary to facilitate the payment of benefits to which the claimant may be entitled under the terms of the Plan. Before deciding the claim, the Plan Administrator shall review the provisions of the Plan, summary plan description and other relevant plan documents, including similar claims, in order to ensure and verify that the claim is made in accordance with such documents and the decision is applied consistently with regard to similarly situated claimants.

A decision by the Plan Administrator on a claim for benefits under the Plan [other than a claim for disability benefits pursuant to Section 8 of the Plan] will be made within a reasonable period of time and not later than 90 days after the Plan Administrator’s receipt of such claim, unless special circumstances require an extension of the time for deciding the claim; in which case a decision will be rendered as soon as reasonably possible, but not later than 180 days after the initial receipt of the claim for benefits. The claimant will be notified of the extension prior to the expiration of the 90-day period described in this paragraph. Such notice to the claimant shall indicate the special circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.

A decision by the Plan Administrator on a claim for disability retirement pursuant to Section 8 of the Plan shall be made promptly and not later than 45 days after the Plan Administrator’s receipt of the claim, unless the Plan Administrator determines that an extension of time of 30 days is necessary due to matters beyond the control of the Plan, and notifies the claimant prior to the expiration of the 45-day period of the circumstances requiring the extension of time and the date a decision will be made. If, prior to the end of the first 30-day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within the first 30-day extension period and notifies the claimant of the circumstances requiring the need for an additional extension, the determination may be extended for an additional 30 days after the expiration of the first 30-day extension. The notice to the claimant of the first or second 30-day extension shall explain the standards on which entitlement of a benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve such issues. To the extent that the Plan Administrator requests an extension due to the failure of the claimant to submit information necessary to decide a claim, the period of making the benefit determination described in this paragraph shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information. The claimant shall be afforded at least 45 days within which to provide the specified information.

17.02	Denial of Claim

Whenever a claim for benefits by a claimant has been denied by the Plan Administrator, in whole or in part, a notice, prepared in a manner calculated to be understood by such individual, must be provided by written or electronic means and must set forth:

(a) the specific reason or reasons for the denial;

(b) the specific reference to the pertinent Plan provision(s) on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d) an explanation of the Plan’s claim review procedure and the time limits applicable to such procedures and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

In the case of an adverse determination of a claim for disability benefits in accordance with Section 8, the information provided to the claimant shall also include, to the extent necessary, the information set forth in Department of Labor Regulation 2560.503-1(g)(1)(v).

17.03	Remedies Available to Claimants

Upon denial of his claim by the Plan Administrator, the claimant may:

(a) request a review upon written application to the Plan;

(b) review and receive copies of all documents, records and other information relevant to claimant’s claim for benefits; and

(c) submit issues and comments in writing to a named fiduciary.

The claimant will have 60 days [180 days in the case of a claim for disability benefits] after receipt of the notification of a denial of his or her claim to request a review of such denied claim.

The named fiduciary will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. A decision by a named fiduciary will be made within a reasonable period of time and not later than 60 days [45 days in the case of a claim for disability benefits] after the named fiduciary’s receipt of a request for review, unless special circumstances require an extension of the time for processing. In the case of such extension, a decision will be rendered as soon as possible, but not later than 120 days [90 days in the case of a claim for disability benefits] after receipt of a request for review. The claimant will be notified of the extension prior to the expiration of the 45- or 60-day period described in this paragraph. Such notice to the claimant shall indicate the special circumstances requiring the extension and the date by which the named fiduciary expects to render a decision.

The decision on review by a named fiduciary will be in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision shall also include a statement of the claimant’s right to bring an action under Section 502(a) of ERISA. Any action brought by a claimant under Section 502(a) of ERISA is required to be brought within one year of the date the decision on review was received by the claimant.

In the case of a claim for disability benefits: (a) the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the initial benefit determination nor a subordinate of such person; and (b) no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim.

SECTION 18 - TOP HEAVY RULES

18.01	Preamble and Definitions

If, for any Plan Year, the Plan is a Top Heavy Plan, the provisions of Section 18.03 will be applicable. Notwithstanding the foregoing, Section 18.03 shall not apply to Participants who are subject to a collective bargaining agreement between the Employer and employee representatives if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representatives and the Employer.

For the purpose of this section, the term “Employer” includes all Affiliates, and the term “Employee” includes all employees of the Affiliates.

The following definitions are applicable to this Section 18:

(a) Key Employee: An Employee or former Employee (including a deceased employee) who at any time during the Plan Year that includes the Determination Date is (i) an officer of the Employer with annual compensation exceeding $160,000 (as adjusted in accordance with Code Section 416(i)(1)); (ii) a 5% owner of the Employer; or (iii) a 1% owner of the Employer who has annual compensation of more than $150,000. For purposes of this section, “annual compensation” means compensation as defined in Code Section 415(c)(3). The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the regulations thereunder.

(b) Non-Key Employee: An Employee or former Employee of the Employer who is not a Key Employee. The Beneficiary of a Non-Key Employee will be treated as a Non-Key Employee, and the Beneficiary of a former Non-Key Employee will be treated as a former Non-Key Employee.

(c) Determination Date: For all Plan Years subsequent to the first Plan Year, the last day of the preceding Plan Year; for the first Plan Year, the last day of such Plan Year.

(d) Permissive Aggregation Group: The Required Aggregation Group of plans plus any other plan or plans of the Employer that, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Code Sections 401(a)(4) and 410.

(e) Required Aggregation Group: (i) Each qualified plan of the Employer in which at least one Key Employee participates or participated at any time during the Plan Year containing the Determination Date and the four preceding Plan Years (regardless of whether the Plan has terminated); and (ii) any other qualified plan of the Employer that enables a plan described in (i) of this subsection (e) to meet the requirements of Code Sections 401(a)(4) or 410.

(f) Top Heavy Plan: The Plan is a Top Heavy Plan if:

(i)	the top heavy ratio for the Plan exceeds 60% and the Plan is not part of a Required or Permissive Aggregation Group;

(iii)	the top heavy ratio for the Plan exceeds 60% and the Plan is part of a Required Aggregation Group but not part of a Permissive Aggregation Group; or

(iii)	the top heavy ratio for the Plan exceeds 60% and the Plan is part of a Required Aggregation Group and part of a Permissive Aggregation Group.

(g) Top Heavy Compensation: Top Heavy Compensation means “compensation” as defined in Section 415(c)(3) of the Code and Treasury Regulation 1.415(c)-2, including compensation paid to an individual who does not perform services for the Employer by reason of Qualified Military Service to the extent the payments do not exceed the amounts the individual would have received if the individual has continued to perform services for the Employer rather than entering into Qualified Military Service.

18.02	Top Heavy Ratio

The top heavy ratio is determined as follows:

(a) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer has not maintained any defined benefit plan that, during the five-year period ending on the Determination Date(s), has or has had accrued benefits, the top heavy ratio for this Plan alone or for the Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date(s) (including any part of any account balance distributed in the one-year period ending on the Determination Date(s)), (or the five-year period ending on the Determination Date in the case of a distribution made for a reason other than severance from employment, death or disability and in determining whether the Plan is top heavy for Plan Years beginning before January 1, 2002), and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the one-year period ending on the Determination Date(s)), (or the five-year period ending on the Determination Date in the case of a distribution made for a reason other than severance from employment, death or disability and in determining whether the Plan is top heavy for Plan Years beginning before January 1, 2002), both computed in accordance with Code Section 416 and the regulations thereunder. Both the numerator and denominator of the top heavy ratio are increased to reflect any contribution not actually made as of the Determination Date but which is required to be taken into account on that date under Code Section 416 and the regulations thereunder.

(b) If the Employer maintains one or more defined contribution plans (including any simplified employee pension plan) and the Employer maintains or has maintained one or more defined benefit plans that, during the five-year period ending on the Determination Date(s), has or has had any accrued benefits, the top heavy ratio for any Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees and the present value of accrued benefits under the aggregated defined benefit plan or plans for Key Employees as of the

Determination Date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all Participants and the present value of accrued benefits under the defined benefit plan or plans for all Participants as of the Determination Date(s), all determined in accordance with Code Section 416 and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the top heavy ratio are increased for any distribution of an accrued benefit made in the one-year period ending on the Determination Date (or the five-year period ending on the Determination Date in the case of a distribution made for a reason other than severance from employment, death or disability and in determining whether the Plan is top heavy for Plan Years beginning before January 1, 2002).

(c) For purposes of (a) and (b) above, the value of account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Code Section 416 and the regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (i) who is not a Key Employee but who was a Key Employee in a prior year; or (ii) who has not been credited with at least one Hour of Service with any Employer maintaining the Plan at any time during the one-year period ending on the Determination Date (or the five-year period ending on the Determination Date in the case of a distribution made for a reason other than severance from employment, death or disability and in determining whether the Plan is top heavy for Plan Years beginning before January 1, 2002) will be disregarded. The calculation of the top heavy ratio and the extent to which distributions, rollovers and transfers are taken into account will be made in accordance with Code Section 416 and the regulations thereunder. Deductible employee contributions will not be taken into account for purposes of computing the top heavy ratio. When aggregating plans, the value of account balances and accrued benefits will be calculated with reference to the Determination Date(s) that fall within the same calendar year.

(d) The accrued benefit of a Participant other than a Key Employee shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Employer; or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.

18.03	Minimum Contributions

For each Plan Year in which the Plan is top heavy, each Participant who is a Non-Key Employee and who is employed on the last day of the Plan Year (including a Participant who is not credited with at least 1,000 Hours of Service in the Plan Year) is required to receive an annual allocation of contributions (disregarding Social Security benefits) equal to at least 3% of his Top Heavy Compensation; provided that, if the allocation of contributions expressed as a percentage of Top Heavy Compensation allocated to a Key Employee (including all salary deferral contributions made in accordance with Section 401(k) of the Code allocated for the benefit of the Key Employee) for a Plan Year is less than 3%, such percentage will be substituted for 3%. The amount described in the preceding sentence will be referred to in this Section 18.03 as the “top heavy minimum contribution.” For each year in which the Employer maintains a defined benefit plan in addition to the Plan, the requirements of this paragraph will be satisfied for all Non-Key Employees who participate in both plans by providing each Non-Key Employee with the 2% minimum annual benefit provided under the top heavy provisions of the defined benefit plan. For each year in which the Employer maintains another defined contribution plan in addition to the Plan, the top heavy minimum contribution described in this paragraph may be provided for Non-Key Employees who participate in both plans by such other defined contribution plan or the Plan, as elected by the Plan Administrator.

For each Plan Year in which the Plan is required to provide the top heavy minimum contribution, the Employer will contribute to the Account of each Non-Key Employee required to receive an allocation pursuant to the previous paragraph an amount equal to the difference between the amount necessary to provide such Non-Key Employee with the top heavy minimum contribution for such year and the amount previously allocated to such Non-Key Employee’s Account consisting of contributions made by the Employer (including matching contributions (within the meaning of Treasury Regulation 1.401(m)-1(f)(12)) for such year. Top heavy minimum contributions will consist solely of contributions made by the Employer. “After-tax contributions” (within the meaning of Treasury Regulation 1.401(m)-1(f)(6)) and “elective deferrals” (within the meaning of Code Section 402(g)(3)(A)), if permitted by the Plan to be made to a Non-Key Employee’s Account, may not be used to satisfy the top heavy minimum contribution.

SECTION 19 - MISCELLANEOUS

19.01	Employer’s Right to Terminate Employees

The right of an Employer to terminate the employment of any of its Employees will not be affected by an Employee’s participation in the Plan.

19.02	Gender and Number

Wherever used in the Plan, a masculine pronoun will refer to both the masculine and feminine; and a singular pronoun will refer to both singular and plural, unless the context clearly requires otherwise.

19.03	Merger, Consolidation or Transfer

The Plan Administrator may authorize the merger, transfer or consolidation of a Participant’s Accounts to another qualified plan. In case of any merger or consolidation with, or transfer of assets or liabilities to, any other plan, each participant in such other plan is required to receive (if the other plan then terminated) a benefit immediately after the merger, consolidation or transfer that is equal to, or greater than, the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

To the extent required by Code Section 411(d)(6) and applicable regulations thereunder, the Plan will preserve the forms of benefit relating to that portion of a Participant’s Account acquired as a result of a merger, consolidation or transfer of assets or liabilities with any other plan. The distribution limitations set forth in Section 401(k) of the Code shall apply to elective deferrals and qualified non-elective contributions received by the Plan pursuant to a plan-to-plan transfer.

To the extent that a plan (“prior plan”) has been merged, transferred or consolidated with this Plan, any provision or amendment to this Plan conforming it to Section 401(a) of the Code shall also be deemed to amend the provisions of the prior plan to the extent that such prior plan has not already been amended to conform it to Section 401(a) of the Code.

19.04	Named Fiduciaries

The named fiduciaries of the Plan will be, to the extent of the duties assigned to each entity, the Plan Administrator, the Trustee and the Sponsor.

19.05	Limitations on Payment; Missing Participant

If, in the judgment of the Plan Administrator, a Participant or Beneficiary is legally, physically or mentally incapable of managing such person’s financial affairs or personally receiving and executing a receipt for any distribution or payment due him under the Plan, the Plan may distribute the Participant’s Account to the person’s guardian or other legal representative (or, if none is known, to any other person or institution who has custody of the person) and that distribution or payment will constitute a full discharge of any obligation with respect to the amount paid or distributed.

If the Plan Administrator cannot locate a Participant or Beneficiary at the time payments are due, subject to the mandatory rollover requirements set forth in Section 11.04, the Account of such Participant or Beneficiary may be cancelled and such amounts paid to the Employer. In such case, the Account of the Participant or Beneficiary will be reinstated if such individual subsequently files a claim for his or her benefit under the Plan.

19.06	Limitation on Reversion of Contributions

Prior to the satisfaction of all liabilities to Participants and Beneficiaries, except as provided in subsections (a) through (c) below, all assets of the Trust Fund will be held for the exclusive benefit of Participants and their Beneficiaries and may not revert to the Employer.

(a) In the event any contribution made by the Employer to the Plan is made based upon a mistake of fact, such contribution may be returned to the Employer within one year after the date it was contributed to the Plan. Earnings attributable to the excess contribution may not be returned to the Employer, but losses attributable thereto must reduce the amounts to be so returned.

(b) In the event that the Director of Rulings and Agreements of the Internal Revenue Service, upon initial application of the Sponsor for approval of the Plan and, if applicable, the Trust Agreement, and after an opportunity has been given the Sponsor to make any changes to the Plan or Trust Agreement which may be suggested by such office for approval of the Plan and Trust Agreement, rules that the Plan and Trust Agreement fail to qualify as tax exempt under Sections 401 and 501 of the Code, then the Plan and Trust Agreement will become null and void and the then market value of the contributions made by the Employer to the Trust prior to the date of such initial determination as to qualification will be returned by the Trustee within one year of the date of denial of qualification. This subsection (b) will not be applicable unless the application by the Sponsor is made by the time prescribed by law for filing the Sponsor’s tax return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.

(c) In the event that a contribution made by the Employer to the Plan is disallowed as a tax-deductible expense under Section 404 of the Code, then such contribution, to the extent that the deduction is disallowed, will be returned to the Employer within one year after the disallowance of the deduction. Earnings attributable to the disallowed contribution may not be returned to the Employer, but losses attributable thereto must reduce the amounts to be so returned.

19.07	Additional Service Credits

If a Leased Employee becomes eligible to participate in the Plan, such person’s service while a Leased Employee, and such person’s service during a period in which such person would have been a Leased Employee but for the fact that he or she did not work for a one-year period as a substantially full-time employee, will be considered in determining whether such person has met the Plan’s eligibility or vesting service requirements, if any, unless during such person’s service he or she was covered by a plan described in Code Section 414(n)(5)(A).

The Plan Administrator may, on a nondiscriminatory basis, provide that the period of time in which an authorized leave of absence has occurred will be considered in determining any eligibility or vesting service credited to such person by the Plan.

19.08	Uniformed Services Employment and Reemployment Rights Act

Notwithstanding any provisions of the Plan to the contrary, a Participant shall be credited with his Qualified Military Service in accordance with Section 414(u) of the Code for the purpose of satisfying any eligibility or vesting service required by the Plan and whether such Participant has satisfied the service requirement necessary to receive an Employer Contribution for a Plan Year.

19.09	Mistakes or Misstatements

In the event of a mistake or a misstatement by a Participant or Beneficiary as to any item of information that is furnished to the Plan Administrator or Trustee that has an effect on the amount paid or to be paid to such Participant or Beneficiary, or a mistake by the Plan Administrator or Trustee as to the amount paid or to be paid to a Participant or Beneficiary, the Plan Administrator shall take such action as in its judgment will provide such person with the benefit to which he is properly entitled. The actions that may be taken by the Plan Administrator include, without limitation, the reduction of future payments to the Participant or Beneficiary, the restatement of such person’s accrued benefit on the books and records of the Plan Administrator or a request to the affected Participant or Beneficiary that such person repay the amounts paid to such person in error.

19.10	Special Rules Under the Securities and Exchange Act of 1934

The Plan Administrator may restrict a Participant who is an “insider,” “officer” or “director” under the Securities Exchange Act of 1934 (“Act”) from changing his or her salary deferral election, investment election or from making withdrawals or receiving distributions from the Plan in order to comply with the Act or other Securities law or regulation.

SECTION 20 - ADOPTION BY AFFILIATE OR RELATED EMPLOYER

20.01	Adoption by Affiliate or Related Employer

With the approval of the Sponsor, an Affiliate or Related Employer may adopt the Plan and cause its eligible employees to become Participants in accordance with its terms. In such case, the defined terms “Employee,” “Employer” and “Participant” will be interpreted as being applicable to the adopting Affiliate or Related Employer and its employees to the extent necessary to carry out the foregoing intent.

20.02	Administration

Notwithstanding anything in the Plan to the contrary, the Sponsor has the exclusive right to appoint the Plan Administrator, to amend the Plan and to terminate the Plan. Neither an Affiliate nor a Related Employer has any discretionary authority with regard to the administration of the Plan.

20.03	Common Fund

The Trustee of the Plan need not earmark or keep separate the assets attributable to each participating Affiliate or Related Employer but may commingle them with the assets of the Trust. The Trust will be available to pay benefits to Participants and their Beneficiaries without distinction as to either the Affiliate or Related Employer to which particular assets or amounts are attributable. Any Affiliate or Related Employer that adopts this Plan agrees to be covered by the Trust Agreement established by the Sponsor and Trustee.

20.04	Withdrawal, Termination and Amendment

Any participating Affiliate or Related Employer, by action of its governing authority and notice to the Plan Administrator and the Trustee, may withdraw from the Plan or may terminate its participation in the Plan with respect to its Employees without affecting the rights of the Sponsor or any other Affiliate or Related Employer. A withdrawing participating Affiliate or Related Employer may arrange for the continuation of the Plan in separate form for its own employees, with such amendments as it may deem proper, or may arrange for continuation of the Plan by merger with an existing plan and trust and transfer of Trust Fund assets.

Notwithstanding anything contained herein to the contrary, the Sponsor may terminate an Affiliate’s or Related Employer’s participation at any time, without the consent of the Affiliate or Related Employer.

20.05	Discrimination Testing

The provisions of Code Sections 401(a)(4), 410(b), 401(k)(3), 401(m)(2) and 416 will be separately applicable to each Related Employer (and any other employer that is required to be combined with such Related Employer pursuant to Code Section 414(b) or (c)).

SECTION 21 - DEFINITIONS

Whenever used herein, the following words and phrases will have the meanings specified below. Additional words and phrases may be defined in the text of the Plan.

“Account” shall have the meaning as set forth in Section 4.01 of the Plan.

“Affiliate” means, except for the purpose of determining the limitations on Annual Additions set forth in Section 3.01, any other employer that, together with the Employer, is a member of: (a) a controlled group of corporations or of a commonly controlled trade or business, as defined in Code Sections 414(b) and (c); (b) an affiliated service group as defined in Code Section 414(m); or (c) any other organization described in Code Section 414(o) (to the extent required to be aggregated by the Secretary of Treasury). For the purpose of determining the limitations on Annual Additions set forth in Section 3.01, the term “Affiliate” has the meaning as set forth in this definition, as modified by Section 415(h) of the Code.

“After-Tax Account” means the portion of a Participant’s Account consisting of After-Tax Contributions, as adjusted in accordance with Section 5.

“After-Tax Contribution” means the amount contributed by a Participant on an after-tax basis (and not treated as Roth contributions made in accordance with Section 402A of the Code) as a result of the Participant’s election to authorize deductions from his Compensation.

“Annual Addition(s)” means the sum of the following amounts for a Limitation Year:

(a) Employer Contributions, Matching Contributions, After-Tax Contributions, Section 401(k) Contributions (excluding Catch-up Contributions), Base Contribution and Forfeitures, if any contributed to the Plan and allocated to a Participant’s Account in accordance with Section 2;

(b) amounts allocated after March 31, 1984 to an individual medical account, as defined in Code Section 415(l)(2), which is part of a pension or annuity plan maintained by the Employer;

(c) amounts derived from contributions paid or accrued after December 31, 1985 in taxable years ending after such date that are attributable to postretirement medical benefits allocated to the separate account of a “key employee” (as defined in Section 416(i)(1) of the Code) under a welfare benefit fund (as defined in Section 419(e) of the Code) maintained by the Employer; or

(d) amounts consisting of employer contributions (including elective deferral contributions other than catch-up contributions), employee after-tax contributions or forfeitures allocated to any other defined contribution plan or simplified employee pension (other than a salary reduction simplified employee pension) of the Employer or an Affiliate to which the Participant is or was a participant.

In determining the amount set forth in subsection (a) above, an excess Annual Addition determined in accordance with Section 3.01 that is applied to reduce future contributions made by the Employer in a Limitation Year will be considered an Annual Addition for the year in which such contribution is applied.

The amounts described in subsections (a) and (d) above will include amounts treated as “excess deferrals” (within the meaning of Treasury Regulation 1.402(g)-1(e)(1)(iii)) (unless distributed in accordance with Treasury Regulation 1.402(g)-1(e)(2) or (3)), “excess contributions” (as defined in Treasury Regulation 1.401(k)-6) and “excess aggregate contributions” (as defined in Treasury Regulation 1.401(m)-5) for a Limitation Year.

Effective for Limitation Years commencing on and after July 1, 2007, restorative payments that are used to restore losses to the Plan resulting from actions by a fiduciary for which there is a reasonable risk of liability for breach of fiduciary duty under Title I of ERISA or under other applicable federal or state law, where Plan Participants who are similarly situated are treated similarly with respect to the payments, are not treated as Annual Additions.

“Base Contribution Account” is an Account holding qualified non-elective contributions previously made by the Employer.

“Beneficiary” means the individual(s), entity (e.g., charity or estate) or trust designated by the Participant or determined in accordance with Section 7 to receive any death benefit payable under the Plan.

“Board” or “Board of Directors” or “Board of Trustees” means the Sponsor’s governing body.

“Catch-up Contribution(s)” means contributions made in accordance with Section 414(v) of the Code and which are provided for under Section 2 of the Plan.

“Code” means the Internal Revenue Code of 1986, as may be amended from time to time and corresponding provisions of future federal internal revenue codes.

“Committee” See definition of Plan Administrator.

“Compensation” means, subject to the limitations set forth in this definition below, wages, within the meaning of Section 3401(a) of the Code, and all other payments of compensation to the Participant while an Employee by the Employer during the Plan Year (in the course of the Employer’s trade or business) for which the Employer is required to furnish the Participant a written statement under Sections 6041(d), 6051(a)(3) and 6052 of the Code (i.e., Form W-2). For a Plan Year, the amount of a Participant’s Compensation shall be limited by the annual compensation limitation set forth in Code Section 401(a)(17)(A), as adjusted by Code Section 401(a)(17)(B), except that in determining a Participant’s Section 401(k) Contributions, the Plan is not required to determine a Participant’s Compensation on the basis of the earliest payments of Compensation during the Plan Year. If the determination period consists of fewer than 12 months, the annual compensation limitation is prorated by the number of months in the short determination period. Compensation will be determined without regard to any rules under Section 3401(a) of the Code that limit the remuneration included in wages based on the nature or location of the employment or the services performed (such as the exception for agricultural labor in Section 3401(a)(2) of the Code). Compensation shall include overtime, bonuses, and tips received by Participants employed by a restaurant division and reported to the Employer pursuant to the applicable provisions of the Code. However, Compensation will exclude all nonqualified plan distributions and non-cash remuneration, and amounts earned prior to a Participant’s Entry Date.

Compensation will be determined without regard to (a) any reduction in compensation resulting from participation in a Section 401(k) cash or deferred arrangement or any arrangement pursuant to Section 125, Section 132(f), Section 402(h), Section 403(b), Section 414(h)(2) or Section 457 of the Code; or (b) any rules that limit remuneration included in wages based on the nature or location of employment or services performed. Amounts payable to a Participant under an arrangement pursuant to Section 125 of the Code shall include the amount of compensation not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount payable to a Participant under an arrangement pursuant to Section 125 of the Code only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

Compensation will not include severance payments or amounts paid more than 2 1⁄2 months after a Participant’s severance from employment which are excluded in accordance with Section 3.01(b) of the Plan.

For the purpose of Section 2.07, Compensation for all periods of Qualified Military Service shall be based on the rate of pay the Participant would have received during such period if the Participant were not in Qualified Military Service or, if the Participant’s Compensation during a period of Qualified Military Service is not reasonably certain, the Participant’s average compensation from the Employer during the 12-month period immediately preceding such service, prorated for such period of military service.

With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, a Section 401(k) Contribution cannot be made with respect to amounts that are not treated as Section 415 Limit Compensation under Section 3.01.

Effective on and after January 1, 2011, Compensation shall exclude non-qualified (i.e. taxable) moving expenses.

“Effective Date” for this amended and restated Plan means, except where separately stated, January 1, 2011.

“Employee” means any person who is classified by the Employer as a common law employee. Notwithstanding the foregoing, the term “Employee” will exclude a person who is described in Section 410(b)(3)(A) of the Code and with respect to whom inclusion in this Plan has not been provided for in a collective bargaining agreement setting forth the terms and conditions of such person’s employment, and a Leased Employee or individuals whose terms of employment are established by an agreement between the Employer and another company. If an individual who is not classified by the Employer as a common law employee is determined by a court of law or governmental agency to be a common law employee, such individual will remain excluded from participation in the Plan unless the Plan is amended to specifically provide for such employee’s inclusion.

Employees of the Employer and its participating Affiliates may be classified by Division.

“Employer” means the Sponsor and any Related Employer or Affiliate that, with the permission of the Sponsor, elects to join the Plan. The following companies are Affiliates that elect to participate in the Plan as of the date that this document is executed: BEF Foods, Inc., Bob Evans Farms, Inc., an Ohio Corporation, SWH Corporation and, BEF Management, Inc.

“Employer Contributions” means the amounts contributed by the Employer pursuant to Section 2.01 of the Plan.

“Employer Contribution Account” means the portion of a Participant’s Account consisting of Employer Contributions, as adjusted in accordance with Section 5.

“Employment Commencement Date” means, for the purpose of determining a Participant’s eligibility or vesting service, as required, the date on which the Employee first performs an Hour of Service for the Employer or an Affiliate, or the date on which the Employee first performs an Hour of Service for the Employer or an Affiliate after a One-Year Break in Service.

“Enrollment Election” means an agreement between a Participant and the Employer providing for the segregation of a percentage or dollar amount of Compensation which would otherwise have been paid to the Participant after the date such agreement was made and the contribution of such amounts to the Plan which are to be treated as Section 401(k) Contributions. Such election will remain in effect until modified or terminated by the Participant. Except for occasional, bona fide administrative considerations, an Enrollment Election deferring Section 401(k) Contributions cannot precede the performance of services with respect to which the contributions are made, or when the compensation subject to the Enrollment Election is paid, if earlier (such as in the case of a signing bonus). In addition, an Enrollment Election can only be made with respect to amounts that are not currently available to the Participant on the date of the election.

The Plan Administrator may permit a Participant to make an Enrollment Election on a form provided by the Plan Administrator, through instructions made through the Internet, by telephone or through the use of any electronic means not prohibited by the Internal Revenue Service or the Department of Labor and to receive all information necessary to make such election in a similar manner. The Plan Administrator may limit the method used by the Participant to one or more of the methods described in this paragraph.

“Forfeiture” means the non-vested amount of a Participant’s Account determined in accordance with Section 10.05 that the Participant is not entitled to receive.

“Highly-Compensated Employee” means, for the applicable Plan Year, an Employee of the Employer who (a) was a “5% owner,” as such term is defined by Code Section 416(i)(1)(B)(i) and applicable regulations thereunder, at any time during the current Plan Year or preceding 12-month period based on the Plan Year (“look back year”); or (b) received “compensation,” as such term is defined by Code Section 414(q)(4) and applicable regulations thereunder, in excess of $110,000 (or any increased amount, as specified by the Secretary of the Treasury) for the look-back year. Such definition of compensation shall be based an Employee’s W-2 compensation, and shall include nonqualified distributions but shall exclude nonqualified deferrals.

“Hour of Service” means:

(a) each hour for which an Employee is paid, or entitled to payment, for the performance of duties for the Employer or an Affiliate. These hours will be credited to the Employee for the computation period or periods in which the duties are performed; and

(b) each hour for which an Employee is paid, or entitled to payment, by the Employer or an Affiliate on account of a period of time during which no duties are performed (irrespective of whether the employment relationship has terminated) due to vacation, holiday, illness, incapacity (including disability), layoff, absence for maternity or paternity reasons, jury duty, military duty or leave of absence. No more than 501 Hours of Service will be credited under this paragraph for any single continuous period (whether or not such period occurs in a single computation period) unless such period is a period of Qualified Military Service. Hours under this paragraph will be calculated and credited pursuant to Section 2530.200b-2 of the Department of Labor Regulations, which are hereby incorporated by reference; and

(c) each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliate. The same Hours of Service will not be credited both under subsection (a) or subsection (b), as the case may be, and under this subsection (c). The hours credited pursuant to this subsection (c) will be credited to the computation period or periods to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made; and

(d) if records of actual hours are not maintained for an Employee, the Employee will be given credit for 45 Hours of Service per week if he is employed at any time during the week.

An Employee who returns to active employment with the Employer after a period of Qualified Military Service will be credited with Hours of Service for all periods of Qualified Military Service in accordance with the Uniformed Services Employment and Reemployment Rights Act.

“Leased Employee” means any person (other than an employee of the recipient employer) who, pursuant to an agreement between the recipient employer and any other person (e.g., a leasing organization), has performed services for the recipient employer (or for the recipient employer and related persons determined in accordance with Sections 414(n) and 414(o) of the

Code) on a substantially full-time basis for a period of at least one year and such services are performed under the primary direction or control of the recipient employer. Contributions or benefits provided to a Leased Employee by the leasing organization which are attributable to services performed for the recipient employer will be treated as provided by the recipient employer.

A Leased Employee will not be considered an employee of the recipient employer (and thus not otherwise an Employee) if (a) such employee is covered by a money purchase pension plan which provides for (i) a nonintegrated employer contribution rate of at least 10% of “compensation,” as defined in Code Section 415(c)(3), but including amounts contributed by the leasing company pursuant to a salary reduction agreement which are excludable from such employee’s gross income under Section 125, Section 132(f)(4), Section 402(e)(3), Section 402(h) or Section 403(b) of the Code; (ii) immediate participation; and (iii) full and immediate vesting; and (b) Leased Employees do not constitute more than 20% of the recipient employer’s non-highly-compensated work force. Amounts payable to a Participant under an arrangement pursuant to Section 125 of the Code shall include the amount of compensation not available to a Participant in cash in lieu of group health coverage because the Participant is unable to certify that he or she has other health coverage. An amount will be treated as an amount under Section 125 of the Code only if the Employer does not request or collect information regarding the Participant’s other health coverage as part of the enrollment process for the health plan.

A Leased Employee will not be considered an Employee of the Employer unless the definition of Employee specifically provides for such inclusion. A Leased Employee will be considered as an eligible employee solely for the purpose of determining whether the Plan meets the requirements of Section 410(b) of the Code to the extent required by such section and applicable regulations thereunder.

“Limitation Year” means the Plan Year. Notwithstanding the foregoing, the Limitation Year for the first Plan Year in which the Plan is established (if a short Plan Year) shall be the 12-month period ending on the last day of the Plan Year.

“Matching Contribution(s)” means the amounts contributed by the Employer on account of a Participant’s Section 401(k) Contributions. To the extent that a Participant’s Section 401(k) Contributions are required to be distributed to the Participant as a result of such contributions being treated as excess deferrals or excess contributions, then a pro rata share of the Participant’s Matching Contributions, if any, will be forfeited and used to reduce subsequent contributions made by the Employer to the Plan or distributed to the Participant in accordance with Section 3.04.

“Matching Contribution Account” means the portion of a Participant’s Account consisting of Matching Contributions, as adjusted in accordance with Section 5.

“Non-Highly-Compensated Employee” means any Employee of the Employer who is not a Highly-Compensated Employee.

“Normal Retirement Age” means the day on which the Participant attains age 62.

“One-Year Break in Service” means a 12-month period during which an Employee has not been credited with more than 500 Hours of Service. Such 12-month period shall be based on the computation periods set forth in the Plan for the respective service periods which are being measured unless another 12-month period is specified by the Plan.

In the case of an Employee who is absent from work for maternity or paternity reasons, such Employee will have credited, solely for purposes of determining whether a One-Year Break in Service has occurred in the year in which the absence begins (if necessary to prevent a One-Year Break in Service for such year) or, in the following year, the number of hours that would normally have been credited but for such absence or, in any case in which such hours cannot be determined, 8 Hours of Service per day of such absence. The total number of hours treated as Hours of Service under this paragraph will not exceed 501 hours. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (a) by reason of the pregnancy of the Participant; (b) by reason of the birth of a child of the Participant; (c) by reason of the placement of a child with the Participant in connection with the adoption of such child by such Participant; or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement.

Periods of Qualified Military Service shall not be considered in determining whether a Participant has had a One-Year Break in Service.

“Participant” means either (a) an Employee who has satisfied the eligibility requirements set forth in Section 1.01 and for whom an Account is or may be maintained; or (b) a former Employee of the Employer for whom an Account is being maintained.

“Plan” means the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan, as amended, as embodied in the Plan document and amendments made hereto from time to time.

“Plan Administrator” means an administrative committee (the “Committee”) appointed by the Sponsor to perform the functions described in Section 13. In the absence of such appointment, the Sponsor will be the Plan Administrator.

“Plan Year” means the fiscal year of the Plan beginning on January 1 and ending on December 31.

“Qualified Military Service” means any service in the “uniformed services” (as defined in Chapter 43 of Title 38 of the United States Code) by an Employee relating to reemployment initiated on or after December 12, 1994, if such Employee is entitled to reemployment rights under such chapter with respect to such service.

“Related Employer” is an employer related by ownership to the Employer but which is not an Affiliate.

“Rollover Account” means the portion of a Participant’s Account that is attributable to Rollover Contributions, as adjusted in accordance with Section 5.

“Rollover Contribution(s)” means the amounts contributed by an Employee as Rollover Contributions in accordance with Section 402 of the Code and Section 2 of the Plan.

“Section 401(k) Account” means the portion of the Account of a Participant consisting of Section 401(k) Contributions, as adjusted in accordance with Section 5.

“Section 401(k) Contribution(s)” means the amounts contributed by the Employer to the Plan as a result of a Participant’s election pursuant to an Enrollment Election to reduce his Compensation on a pre-tax basis.

“Sponsor” means Bob Evans Farms, Inc., a Delaware Corporation, or any successor employer that assumes the responsibilities and liabilities of the Plan.

“Spouse” or “Surviving Spouse” means an individual who is legally married to the Participant at the relevant time, provided that an individual who was formerly married to the Participant will be treated as the Spouse or Surviving Spouse to the extent provided under a “qualified domestic relations order,” as defined in Code Section 414(p).

“Trust” or “Trust Fund” means the fund or funds established pursuant to the terms of the Trust Agreement to hold the assets of the Plan.

“Trust Agreement” means the agreement by and between the Sponsor and the Trustee for the management, investment and disbursement of assets held in the Trust Fund.

“Trustee” means the bank, trust company and/or individual designated by the Sponsor to hold and invest the Trust Fund and to pay benefits and expenses in accordance with the terms and provisions of this Plan and/or the agreement by and between the Sponsor and such bank, trust company and/or individual. As of the Effective date, Mellon Bank, N.A. is the Trustee.

“Valuation Date” means each day the New York Stock Exchange is open for business.

“Year(s) of Service.” An Employee will be credited with a Year of Service for each Plan Year beginning with the year of his Employment Commencement Date in which he is credited with at least 1,000 Hours of Service as a common law employee of the Employer or Affiliate, excluding any periods set forth in Section 10.03. An Employee who terminates employment before the end of a Plan Year but after being credited with at least 1,000 Hours of Service will be credited with a Year of Service. In determining an Employee’s Year(s) of Service, all periods of Qualified Military Service and service determined in accordance with Section 19.07 will be included.

IN WITNESS WHEREOF, the undersigned has caused this Plan to be executed effective as set forth above.

BOB EVANS FARMS, INC.

	By:	/s/ Joseph R. Eulberg

	Name (Print):	Joseph R. Eulberg

Date executed:	Title:	Executive VP, Human Resources